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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Norfolk Southern Corporation

(Name of Registrant as Specified In Its Charter)

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Notice and Proxy Statement

Annual Meeting of Stockholders

NORFOLK SOUTHERN CORPORATION

Three Commercial Place, Norfolk, Virginia 23510

Notice of Annual Meeting

of Stockholders to be Held

on Thursday, May 14, 2009

We will hold our Annual Meeting of Stockholders at The Kimball Theatre, 428 West Duke of Gloucester Street, Williamsburg, Virginia, on Thursday, May 14, 2009, at 10:00 A.M., Eastern Daylight Time, for the following purposes:

1.	Election of four directors to the class whose term will expire in 2012.

2.	Ratification of the appointment of KPMG LLP, independent registered public accounting firm, as our independent auditors for 2009.

3.	If properly presented at the meeting, consideration of a stockholder proposal concerning corporate political contributions.

4.	Transaction of such other business as properly may come before the meeting.

Only stockholders of record as of the close of business on March 6, 2009 will be entitled to notice of and to vote at the meeting.

By order of the Board of Directors,
HOWARD D. McFADDEN
Corporate Secretary

Dated: March 24, 2009

If you do not expect to attend the meeting, we urge you to provide your proxy by marking, dating and signing the enclosed proxy card and returning it in the accompanying envelope, or by submitting your proxy over the telephone or the Internet as more particularly described on the enclosed proxy card. You may revoke your proxy at any time before your shares are voted by following the procedures described in the accompanying proxy statement.

Norfolk Southern Corporation

Three Commercial Place

Norfolk, Virginia 23510

March 24, 2009

PROXY STATEMENT

This proxy statement and the accompanying proxy card relate to the Board of Directors’ solicitation of your proxy for use at our Annual Meeting of Stockholders to be held on May 14, 2009. We began mailing to you and other stockholders this proxy statement and the accompanying proxy card beginning approximately March 24, 2009, in order to furnish information relating to the business to be transacted at the 2009 Annual Meeting. We also included a copy of our 2008 Annual Report and its Form 10-K (referred to together herein as the “annual report”) in the mailing for informational purposes; the annual report is not a part of the proxy solicitation materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 14, 2009

Pursuant to rules promulgated by the Securities and Exchange Commission (SEC), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. In accordance with SEC rules, you may access our proxy statement and annual report at http://bnymellon.mobular.net/bnymellon/nsc, which does not have “cookies” that identify visitors to the site. The notice of annual meeting and proxy card are also available at that web site. In addition, this proxy statement and our annual report are available on our web site at www.nscorp.com.

INFORMATION ABOUT VOTING

Only stockholders of record as of the close of business on March 6, 2009, are entitled to notice of and to vote at the 2009 Annual Meeting. As of the March 6, 2009, record date, 387,566,551 shares of our common stock were issued and outstanding. Of those shares, 367,001,480 shares were owned by stockholders entitled to one vote per share. The remaining 20,565,071 shares were held by our wholly owned subsidiaries, which are not entitled to vote those shares under Virginia law.

As a convenience, you may vote by telephone or the Internet in the manner described on the enclosed proxy card. Or, you may vote by mail by marking, dating and signing the enclosed proxy card and returning it to BNY Mellon Shareowner Services. Alternatively, you may vote in person at the 2009 Annual Meeting.

To obtain directions to be able to attend the meeting and vote in person, you may contact: Howard D. McFadden, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-823-5567).

If you are the beneficial owner of any shares held in street name by a broker, bank or other nominee record holder, you may vote your shares by submitting your voting instructions to that entity. Please refer to the voting instruction card that your broker, bank or other nominee record holder included with these materials. Your shares may be voted if they are held in street name, even if you do not provide the record holder with voting instructions; brokers, banks and other nominee record holders have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The election of directors and the ratification of the selection of KPMG LLP as our independent registered public accounting firm (Items 1 and 2) are considered routine matters for which brokers, banks and other nominee record holders may vote shares they hold in street name, even in the absence of voting instructions from the beneficial owner. The vote on the stockholder proposal (Item 3) is not considered a routine matter, and the broker, bank or other nominee record holder cannot vote the shares on that proposal if it has not received voting instructions from the beneficial owner of the shares with respect to that proposal (“broker non-vote”).

If shares are credited to your account in the Norfolk Southern Corporation Thoroughbred Retirement Investment Plan or the Thrift and Investment Plan, your proxy submitted in the form of a proxy card or over the telephone or Internet serves as voting instructions for the trustee of the plans, Vanguard Fiduciary Trust Company. If you do not submit your proxy by May 11, 2009, the trustee of these plans will vote your shares for each item on the proxy card in the same proportion as the shares that are voted for that item by the other participants in the respective plan.

Any stockholder of record may revoke a previously submitted proxy at any time before the shares are voted by: (a) giving written notice of revocation to our Corporate Secretary; (b) submitting subsequent voting instructions over the telephone or the Internet; (c) delivering a validly completed proxy card bearing a later date; or (d) attending the 2009 Annual Meeting and voting in person.

The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the 2009 Annual Meeting is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

We will pay the cost of preparing proxy materials and soliciting proxies, including the reimbursement, upon request, of trustees, brokerage firms, banks and other nominee record holders for the reasonable expenses they incur to forward proxy materials to beneficial owners. Our officers and other regular employees may solicit proxies by telephone, facsimile, electronic mail or personal interview; they receive no additional compensation for doing so. We have retained Mellon Investor Services LLC to assist in the solicitation of proxies at an anticipated approximate cost of $12,500 plus reasonable out-of-pocket expenses.

We currently plan to deliver multiple annual reports and proxy statements to multiple record stockholders sharing an address, but intermediaries may choose to deliver a single copy of one or both of these documents. Upon request, we will promptly deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like a separate copy of this proxy statement or the 2008 Annual Report now or in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you may contact: Howard D. McFadden, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-823-5567).

CONFIDENTIALITY

We have policies in place to safeguard the confidentiality of proxies and ballots. Mellon Investor Services LLC, Jersey City, N.J., which we have retained at an estimated cost of $7,200.00 plus out-of-pocket expenses to tabulate all proxies and ballots cast at the 2009 Annual Meeting, is bound contractually to maintain the confidentiality of the voting process. In addition, each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially.

None of our employees or members of our Board of Directors have access to completed proxies or ballots and, therefore, do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on a proxy or ballot, or when there is a need to determine the validity of a proxy or ballot, our management and/or their representatives may be involved in providing the answer to the question or in determining such validity.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1:	ELECTION OF DIRECTORS

At the 2009 Annual Meeting, the terms of four directors will expire: those of Daniel A. Carp, Steven F. Leer, Michael D. Lockhart and Charles W. Moorman, IV. At its meeting held on September 22, 2008, the Board of Directors amended our Bylaws to increase the number of directors from ten to eleven and elected Michael D. Lockhart to fill the resulting vacancy at the recommendation of the Governance and Nominating Committee. Under Virginia law, the term of a director elected by the Board to fill a vacancy expires at the next stockholders’ meeting at which directors are elected.

Unless you instruct otherwise when you give us your proxy, it will be voted in favor of the election of Messrs. Carp, Leer, Lockhart and Moorman as directors for three-year terms that begin at the 2009 Annual Meeting and continue until the 2012 Annual Meeting of stockholders or until the election and qualification of their respective successors or their earlier removal or resignation.

If any nominee becomes unable to serve, your proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors will reduce the number of directors.

One nominee for election at this meeting, Michael D. Lockhart, previously has not been elected by the stockholders of Norfolk Southern. Mr. Lockhart was recommended by a third-party director search firm retained by the Governance and Nominating Committee during 2008. Norfolk Southern paid a fee to the firm on behalf of the Governance and Nominating Committee to identify, evaluate and recommend potential candidates for election to the Board of Directors.

So that you have information concerning the independence of the process by which our Board of Directors selected the nominees and directors whose terms will continue after the 2009 Annual Meeting, we confirm, as required by the SEC, that (1) there are no family relationships among any of the nominees or directors or among any of the nominees or directors and any officer and (2) there is no arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

Vote Required to Elect a Director: Under Virginia law and under our Restated Articles of Incorporation, directors are elected at a meeting, so long as a quorum for the meeting exists, by a plurality of the votes cast by the shares entitled to be voted in the election. Shares voted to withhold authority, abstentions, or shares that are not voted are not counted as cast for this purpose. However, pursuant to our Corporate Governance Guidelines, in uncontested elections of directors, such as this election, any nominee for director who receives a greater number of “withhold” votes than votes “for” his or her election must tender his or her resignation to the Board of Directors for consideration by our Governance and Nominating Committee. Abstentions or shares that are not voted are not counted for purposes of this majority voting policy. You should note that brokers, banks and other nominee record holders have the authority to vote their customers’ shares in the election of directors even if they do not receive instructions as to how to vote in the election.

Nominees—for terms expiring in 2012

Daniel A. Carp	Mr. Carp, 60, Naples, Fla., has been a director since 2006. He formerly served as Chairman of the Board and Chief Executive Officer of Eastman Kodak Company from 2000 to 2005, having previously served as President and Chief Operating Officer and as a director of Eastman Kodak. He retired from Kodak at the end of 2005. He is non-executive Chairman of the Board of Delta Air Lines, Inc. and is also a director of Texas Instruments Incorporated and Liz Claiborne, Inc.

Steven F. Leer	Mr. Leer, 56, St. Louis, Mo., has been a director since 1999. He has been Chief Executive Officer and a director of Arch Coal, Inc., a company engaged in coal mining and related businesses, since 1992, and became Chairman of the Board in December 2006. He is also a director of USG Corporation.

Michael D. Lockhart	Mr. Lockhart, 59, Lancaster, Pa., has been a director since September 22, 2008. He has been Chairman of the Board, President and Chief Executive Officer of Armstrong World Industries, Inc. and its predecessor, Armstrong Holdings, Inc. since 2000. Mr. Lockhart previously served as Chairman and Chief Executive Officer of General Signal, a diversified manufacturer, headquartered in Stamford, Connecticut from September 1995 until it was acquired in 1998. He joined General Signal as President and Chief Operating Officer in 1994. From 1981 until 1994, Mr. Lockhart worked for General Electric Company in various executive capacities in GE Capital, GE Transportation, and GE Aircraft Engines.

Charles W. Moorman, IV	Mr. Moorman, 57, Virginia Beach, Va., has been a director since 2005. He has been Chairman of Norfolk Southern since February 2006, Chief Executive Officer since November 2005 and President since October 2004. Prior thereto he served as Senior Vice President Corporate Planning and Services from December 2003 to October 2004, Senior Vice President Corporate Services from February 2003 to December 2003 and President Thoroughbred Technology and Telecommunications, Inc. from 1999 to November 2004.

Continuing Directors—those whose terms expire in 2010

Alston D. Correll	Mr. Correll, 67, Atlanta, Ga., has been a director since 2000. He has been Chairman of Atlanta Equity Investors, LLC since September 2007. He retired as Chairman and Chief Executive Officer of Georgia-Pacific Corporation, a manufacturer and distributor of tissue, pulp, paper, packaging, building products and related chemicals, in January 2006, a position he had held since 1993. He is also a director of SunTrust Banks, Inc. and Mirant Corporation.

Landon Hilliard	Mr. Hilliard, 69, Oyster Bay Cove, N.Y., has been a director since 1992. He has been a partner of Brown Brothers Harriman & Co., a private bank in New York City, since 1979. He is also a director of Owens Corning, Western World Insurance Group Inc. and Russell Reynolds Associates, Inc.

Burton M. Joyce	Mr. Joyce, 67, South Pasadena, Fla., has been a director since 2003. He joined the Board of Directors of IPSCO Inc., a leading steel producer, in 1992, and served as Chairman from 2000 to 2007. Mr. Joyce previously served as Vice Chairman, President and Chief Executive Officer of Terra Industries, Inc. He was a director of Hercules Incorporated until it was acquired by Ashland Inc. in November 2008.

Continuing Directors—those whose terms expire in 2011

Gerald L. Baliles	Mr. Baliles, 68, Charlottesville, Va., has been a director since 1990. He has been Director of the Miller Center of Public Affairs at the University of Virginia since April 2006. Mr. Baliles was a partner in the law firm of Hunton & Williams, a business law firm with offices in several major U. S. cities and international offices, from 1990 until his retirement in March 2006. He is former Governor and Attorney General of Virginia. Mr. Baliles serves as a director of Altria Group, Inc.

Gene R. Carter	Mr. Carter, 69, Spotsylvania, Va., has been a director since 1992. He has been Executive Director and Chief Executive Officer of the Association for Supervision and Curriculum Development, one of the world’s largest international education associations, since March 2000, and previously was Executive Director of that organization.

Karen N. Horn	Ms. Horn, 65, Lyme, Ct., has been a director since 2008. Ms. Horn has been a partner with Brock Capital Group since 2003. Ms. Horn served as president of Private Client Services and managing director of Marsh, Inc., a subsidiary of MMC, from 1999 until her retirement in 2003. Prior to joining Marsh, she was senior managing director and head of international private banking, Bankers Trust Company; chair and chief executive officer of Bank One, Cleveland, N.A.; president of the Federal Reserve Bank of Cleveland; treasurer of Bell Telephone Company of Pennsylvania; and vice president of First National Bank of Boston. Ms. Horn serves as director of T. Rowe Price Mutual Funds; The U.S. Russia Investment Fund, a presidential appointment; Simon Property Group, Inc.; and Eli Lilly and Company.

J. Paul Reason	Admiral Reason, 67, Chesapeake Beach, Md., has been a director since 2002. He was Vice Chairman and Director beginning in 2005, and Chief Operating Officer beginning in 2000, of Metro Machine Corporation, an employee-owned ship repair company, until his retirement in September 2006. He is a retired four-star Admiral and former Commander-in-Chief of the U.S. Atlantic Fleet, having served more than 34 years on active duty in the U.S. Navy. He is a member of the Naval Studies Board at the National Academy of Sciences, Chair of the Board of Directors for the Oak Ridge Associated Universities Foundation, and served on the National War Powers Commission. He is also a director of Amgen Inc. and Todd Shipyards Corporation.

ITEM 2:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At a meeting held on January 26, 2009, the Audit Committee of the Board of Directors appointed the firm of KPMG LLP (“KPMG”), independent registered public accounting firm, to perform for 2009 the integrated audit of our consolidated financial statements and internal control over financial reporting. KPMG and its predecessors have acted as our auditors (and for one of our predecessor companies, Norfolk and Western Railway Company) since 1969.

For the years ended December 31, 2008, and December 31, 2007, KPMG billed us for the following services:

	2008	2007
Audit Fees[1]	$2,287,000	$2,134,000
Audit-Related Fees[2]	$125,900	$152,950
Tax Fees	0	$0
All Other Fees	0	$0

1Audit Fees include fees for professional services performed by KPMG for the audit of our annual financial statements and internal control over financial reporting (integrated audit), the review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2Audit-Related Fees principally include fees for audit-related tax services, employee benefit plan audits and audits of subsidiaries and affiliates.

The Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and permissible non-audit services to be provided. KPMG rendered only audit and audit-related services to us in 2007 and 2008, and the Audit Committee adopted a general practice beginning in 2007 to engage KPMG to provide only audit and audit-related services. The Audit Committee considers and approves at each January meeting anticipated services to be provided during the year, as well as the projected fees for those services. The Audit Committee considers and pre-approves additional services and fees as needed at each meeting. The Audit Committee has delegated authority to its Chair to pre-approve services between meetings, provided that the Chair reports any such pre-approval to the Audit Committee at its next meeting. The Audit Committee will not approve non-audit engagements that would violate SEC rules or impair the independence of KPMG. All services rendered to us by KPMG in 2008 and 2007 were pre-approved in accordance with these procedures.

Representatives of KPMG are expected to be present at the 2009 Annual Meeting, with the opportunity to make a statement if they so desire, and available to respond to appropriate questions.

The Audit Committee recommends, and the Board of Directors concurs, that stockholders vote FOR the proposal to ratify the selection of KPMG as our independent registered public accounting firm for the year ending December 31, 2009, even though such stockholder approval is not legally required.

Vote Required to Ratify Appointment: Under Virginia law and under our Restated Articles of Incorporation, actions such as the ratification of the appointment of auditors are approved, so long as a quorum for the meeting exists, if the number of votes cast favoring the action exceeds the number of votes cast opposing the action. Abstentions or shares that are not voted are not “cast” for this purpose. You should note that brokers, banks and other nominee record holders have the authority to vote their customers’ shares on the ratification of the appointment of KPMG as our independent registered public accounting firm even if they do not receive instructions as to how to vote on the matter.

ITEM 3:	STOCKHOLDER PROPOSAL CONCERNING CORPORATE POLITICAL CONTRIBUTIONS

The Office of the Comptroller of the City of New York, 1 Centre Street, New York, N.Y. 10007-2341, the custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System, has submitted the following proposal and “Stockholders’ Supporting Statement”, which appears immediately after the text of the proposal. Your “Directors’ Statement in Opposition” appears after the Comptroller’s Supporting Statement.

Text of Proposal

Resolved, that the shareholders of Norfolk Southern Corporation (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder’s Supporting Statement

As long-term shareholders of Norfolk Southern, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interest of and may pose risks to the company and it shareholders.

Norfolk Southern contributed at least $1 million in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Directors’ Statement in Opposition

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

The Board believes that it is in the best interests of Norfolk Southern and its stockholders for the company to participate in the political process by engaging in a government relations program to educate and inform public officials about issues important to Norfolk Southern’s business and by supporting public officials and candidates whose views match those of Norfolk Southern.

Certain states and local jurisdictions permit Norfolk Southern to make contributions to candidates and political parties. In those jurisdictions, Norfolk Southern makes political contributions when it is determined to be in the best interests of the company. Such contributions are made under the direction of the Board in compliance with applicable laws and regulations, are made only with advance approval by management pursuant to established procedures, and are reported to the Board annually.

The majority of NS-related political contributions, however, including all contributions to federal candidates, are made by the Norfolk Southern Corporation Good Government Fund (the “GGF”), a separate segregated fund organized under federal law; funded by voluntary contributions, primarily from Norfolk Southern employees; governed by a Steering Committee composed of Norfolk Southern employees; and registered with and regulated by the Federal Election Commission (“FEC”). The procedures governing contributions by the GGF and Norfolk Southern are discussed in the NS Sustainability Report, which may be found at http://www.nscorp.com/footprints/.

Both Norfolk Southern and the GGF report political contributions as required by applicable law, including in the case of the GGF monthly reports to the FEC. Moreover, all federal and most state recipients of political contributions generally must disclose the identity of contributors and contribution amounts.

Accordingly, the Board believes that ample disclosure exists regarding NS-related political contributions and that the actions contemplated by this proposal would result in an unnecessary and unproductive use of resources.

The Board recommends that stockholders vote AGAINST the proposal.

Vote Required to Approve a Stockholder Proposal: Under Virginia law and under our Restated Articles of Incorporation, stockholder proposals are approved, so long as a quorum for the meeting exists, if the number of votes cast favoring the action exceeds the number of votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy card, are not “cast” for this purpose.

ITEM 4:	OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the 2009 Annual Meeting, other than as noted elsewhere in this proxy statement. If any other proposal is properly brought before the 2009 Annual Meeting for a vote, the holders of proxies solicited hereby intend to exercise their discretionary authority and vote on any such proposal as they deem appropriate.

SUPPLEMENTAL INFORMATION

Applicable SEC rules require that we furnish you the following information relating to the oversight and management of Norfolk Southern and to certain matters concerning our Board of Directors and officers who are designated by our Board of Directors as executive officers for purposes of the Securities Exchange Act of 1934 (“Executive Officers”).

BENEFICIAL OWNERSHIP OF STOCK

Based solely on our records and our review of the most recent Schedule 13G filings with the SEC, the following table shows information concerning the persons or groups known to Norfolk Southern to be beneficial owners of more than five percent of our common stock, our only class of voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	The PNC Financial Services Group, Inc.[1] One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222-2707	19,280,156	[2]	5.21%[2]

Common Stock	Barclays Global Investors, NA3 400 Howard Street San Francisco, CA 94105	18,816,299	[4]	5.08%[4]

1Filing jointly on a voluntary basis are (a) The PNC Financial Services Group, Inc., (b) PNC Bancorp, Inc., (c) PNC Bank, National Association, (d) ADVISORport, Inc., (e) National City Bank, and (f) Allegiant Asset Management Company (all filers collectively called “PNC”).

2PNC reported in its Schedule 13G filing that it beneficially owned 5.21% of our common stock as of December 31, 2008, and that as of that date it had sole voting power with respect to 19,107,947 of such shares, shared voting power with respect to 2,776 of such shares, sole investment power with respect to 955,702 of such shares, and shared investment power with respect to 591,354 of such shares.

3Filing jointly on a voluntary basis are (a) Barclays Global Investors, NA, (b) Barclays Global Fund Advisors, (c) Barclays Global Investors, Ltd., (d) Barclays Global Investors Japan Limited, (e) Barclays Global Investors Canada Limited, (f) Barclays Global Investors Australia Limited, and (g) Barclays Global Investors (Deutschland) AG (all filers collectively called “Barclays”).

4Barclays reported in its Schedule 13G filing that it beneficially owned 5.08% of our common stock as of December 31, 2008, and that as of that date it had sole voting power with respect to 16,033,692 of such shares, shared voting power with respect to none of such shares, sole investment power with respect to 18,816,299 of such shares, and shared investment power with respect to none of such shares.

The following table shows, as of January 29, 2009, the beneficial ownership of our common stock for:

(1)	each director and each nominee;

(2)	our principal executive officer, our principal financial officer, each of the other three most highly compensated Executive Officers, based on total compensation for 2008, and all other officers serving at the executive vice president level (collectively, the “Named Executive Officers”); and

(3)	all directors and Executive Officers as a group.

Unless otherwise indicated by footnote to the data in the table, all such shares are held with sole voting and investment power, and no director or Executive Officer beneficially owns any Norfolk Southern equity securities other than our common stock. No one director or Executive Officer owns as much as 1% of the total outstanding shares of our common stock. All directors and Executive Officers as a group own approximately .61% of the total outstanding shares of our common stock.

Name	Shares of Common Stock		Name	Shares of Common Stock
Gerald L. Baliles	50,882	[1]	Charles W. Moorman, IV	471,029	[2]
Daniel A. Carp	16,504	[1]	J. Paul Reason	34,194	[1]
Gene R. Carter	51,744	[1]	Stephen C. Tobias	406,124	[3]
Alston D. Correll	43,343	[1]	Deborah H. Butler	26,289	[4]
Landon Hilliard	62,339	[1]	James A. Hixon	286,068	[5]
Karen N. Horn	7,000	[1]	Mark D. Manion	194,649	[6]
Burton M. Joyce	26,975	[1]	John P. Rathbone	220,684	[7]
Steven F. Leer	45,560	[1]	Donald W. Seale	292,335	[8]
Michael D. Lockhart	7,000	[1]	James A. Squires	85,831	[9]

20 directors and Executive Officers as a group (including the persons named above)				2,434,441[10]

1Includes a one-time grant of 3,000 restricted shares to each non-employee director when that director was first elected to the Board or on January 1, 1994, if serving at that time. These grants were made pursuant to the Directors’ Restricted Stock Plan; the director may vote these shares, but has no investment power over them until they are distributed (see information under the “Board of Directors” caption on page 13). The amounts reported include 4,000 restricted stock units awarded to directors January 29, 2009 pursuant to the Long-Term Incentive Plan and units previously held as follows: Mr. Baliles, 43,882; Mr. Carp, 9,357; Mr. Carter, 44,594; Mr. Correll, 31,343; Mr. Hilliard, 44,594; Ms. Horn, 0; Mr. Joyce, 17,975; Mr. Leer, 37,360; Mr. Lockhart, 0; and Mr. Reason, 26,832. These restricted stock units will be settled in stock. While the directors have neither voting power nor investment power over the shares underlying these restricted stock units, the directors are entitled to receive the shares immediately upon leaving the Board. See below under “Narrative to Non-Employee Director Compensation Table—Long-Term Incentive Plan” for more information regarding these restricted stock units. Also includes 5,000 shares over which Mr. Correll, 1,200 shares over which Mr. Leer, 100 shares over which Mr. Carter, and 100 shares over which Mr. Reason share voting and investment power with another individual. Includes 50 shares as to which Mr. Carter disclaims beneficial ownership. The amounts reported also include shares credited to certain directors’ accounts in our Dividend Reinvestment Plan.

2Includes 2,311 shares credited to Mr. Moorman’s account in our Thrift and Investment Plan; 255,554 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Moorman has the right to acquire beneficial ownership within 60 days; 54,000 restricted shares awarded to Mr. Moorman pursuant to our Long-Term Incentive Plan over which Mr. Moorman possesses voting power but has no investment power until the restriction period lapses; and 80 shares over which Mr. Moorman shares voting and investment power.

3Includes 19,300 shares credited to Mr. Tobias’ account in our Thrift and Investment Plan; 110,459 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Tobias has the right to acquire beneficial ownership within 60 days; and 42,000 restricted shares awarded to Mr. Tobias pursuant to our Long-Term Incentive Plan over which Mr. Tobias possesses voting power but has no investment power until the restriction period lapses.

4Includes 1,196 shares credited to Ms. Butler’s account in our Thrift and Investment Plan; 9,400 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Ms. Butler has the right to acquire beneficial ownership within 60 days; and 3,180 restricted shares awarded to Ms. Butler pursuant to our Long-Term Incentive Plan over which Ms. Butler possesses voting power but has no investment power until the restriction period lapses.

5Includes 7,337 shares credited to Mr. Hixon’s account in our Thrift and Investment Plan; 166,000 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Hixon has the right to acquire beneficial ownership within 60 days; and 24,600 restricted shares awarded to Mr. Hixon pursuant to our Long-Term Incentive Plan over which Mr. Hixon possesses voting power but has no investment power until the restriction period lapses.

6Includes 5,377 shares credited to Mr. Manion’s account in our Thrift and Investment Plan; 111,459 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Manion has the right to acquire beneficial ownership within 60 days; and 24,600 restricted shares awarded to Mr. Manion pursuant to our Long-Term Incentive Plan over which Mr. Manion possesses voting power but has no investment power until the restriction period lapses. Also, includes 506 shares as to which Mr. Manion disclaims beneficial ownership.

7Includes 9,041 shares credited to Mr. Rathbone’s account in our Thrift and Investment Plan; 126,000 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Rathbone has the right to acquire beneficial ownership within 60 days; 24,600 restricted shares awarded to Mr. Rathbone pursuant to our Long-Term Incentive Plan over which Mr. Rathbone possesses voting power but has no investment power until the restriction period lapses; and 150 shares over which Mr. Rathbone shares voting and investment power.

8Includes 2,828 shares credited to Mr. Seale’s account in our Thrift and Investment Plan; 157,367 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Seale has the right to acquire beneficial ownership within 60 days; and 24,600 restricted shares awarded to Mr. Seale pursuant to our Long-Term Incentive Plan over which Mr. Seale possesses voting power but has no investment power until the restriction period lapses.

9Includes 123 shares credited to Mr. Squires’ account in our Thrift and Investment Plan; 54,381 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Squires has the right to acquire beneficial ownership within 60 days; and 5,400 restricted shares awarded to Mr. Squires pursuant to our Long-Term Incentive Plan over which Mr. Squires possesses voting power but has no investment power until the restriction period lapses.

10Includes 53,275 shares credited to Executive Officers’ individual accounts under our Thrift and Investment Plan. Also includes: 1,037,198 shares subject to stock options granted to Executive Officers pursuant to our Long-Term Incentive Plan with respect to which the optionee has the right to acquire beneficial ownership within 60 days; 211,560 restricted shares awarded to Executive Officers pursuant to our Long-Term Incentive Plan over which they possess voting power but no investment power until the restriction period lapses; and 230 shares over which Executive Officers share voting and investment power.

The following table shows, as of January 29, 2009, the number of NS stock units credited to those non-employee directors who have made elections under the Directors’ Deferred Fee Plan to defer all or a portion of compensation and have elected to invest such amounts in “phantom” units of our common stock, as well as the shares of common stock (and units to be settled in shares of common stock) beneficially owned. A more detailed discussion of director compensation can be found beginning on page 16. A stock unit represents the economic equivalent of a share of our common stock and serves to align the directors’ individual financial interests with the interests of our stockholders because the value of the directors’ holdings fluctuates with the price of our common stock. These stock units ultimately are settled in cash.

Name	Number of NS Stock Units[1]	Number of Shares Beneficially Owned[2]	Total Number of NS Stock Units and Shares Beneficially Owned
Gerald L. Baliles	4,338	50,882	55,220
Daniel A. Carp	5,289	16,504	21,793
Gene R. Carter	5,517	51,744	57,261
Alston D. Correll	19,966	43,343	63,309
Landon Hilliard	0	62,339	62,339
Karen N. Horn	0	7,000	7,000
Burton M. Joyce	6,061	26,975	33,036
Steven F. Leer	19,313	45,560	64,873
Michael D. Lockhart	0	7,000	7,000
J. Paul Reason	0	34,194	34,194

1Represents NS stock units credited to the accounts of non-employee directors who have elected under the Directors’ Deferred Fee Plan to defer all or a portion of compensation and have elected to invest such amounts in “phantom” units whose value is measured by the market value of shares of our common stock, but which ultimately will be settled in cash, not in shares of common stock. NS stock units have been available under the Directors’ Deferred Fee Plan as a hypothetical investment option since January 1, 2001.

2Figures in this column are based on the beneficial ownership that appears on page 11.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires our directors and Executive Officers and any persons beneficially owning more than 10 percent of a class of our stock to file reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the SEC. Based solely on our review of copies of Forms 3, 4 and 5 available to us, or written representations that no Forms 5 were required, we believe that all required Forms concerning 2008 beneficial ownership were filed on time by all directors and Executive Officers other than one option exercise by Mr. Hixon and one option exercise by Mr. Rathbone which were not timely reported due to administrative errors but which were reported promptly on a Form 4 after the oversights were discovered.

BOARD OF DIRECTORS

Composition and Attendance

On January 31, 2009, our Board of Directors consisted of eleven members. The Board is divided into three classes. The members of each class are elected for a term of three years and, at the conclusion of this year’s Annual Meeting, each class, provided its members are duly elected, will contain as nearly as possible an equal number of directors, as required by our Restated Articles of Incorporation. The Board met seven times in 2008. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

Corporate Governance

The Board of Directors has adopted Corporate Governance Guidelines that, among other matters, require that the non-employee members of the Board (the “outside” directors) meet at least twice a year without members of management present. The Lead Director, currently Mr. Hilliard, has been designated to preside at such meetings of the outside directors. Stockholders and other interested parties who wish to contact the outside directors may do so by contacting the Lead Director, c/o Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219. All communications directed to the Lead Director at this address will be forwarded to him. Any communication clearly marked “CONFIDENTIAL” will not be opened by the Corporate Secretary before it is forwarded to the Lead Director.

The Corporate Governance Guidelines also describe the Board’s policy with respect to director attendance at the Annual Meeting of Stockholders, which is that, to the extent possible, each director is expected to attend the Annual Meeting of Stockholders. All of our then current directors except Ms. Horn attended the 2008 Annual Meeting of Stockholders.

The Board has approved and adopted The Thoroughbred Code of Ethics that applies to all directors, officers and employees of Norfolk Southern, and a Code of Ethical Conduct for Senior Financial Officers that applies to specified financial officers. These documents, as well as the Corporate Governance Guidelines, are available on our website at www.nscorp.com in the “Investors” section under “Corporate Governance.” Any stockholder may request printed copies of the Corporate Governance Guidelines, The Thoroughbred Code of Ethics or Code of Ethical Conduct for Senior Financial Officers by contacting: Howard D. McFadden, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-823-5567).

The Corporate Governance Guidelines require that in an uncontested election of directors, any nominee for director who receives a greater number of “withhold” votes than “for” votes for his or her election will promptly tender his or her resignation to the Chairman of the Board of Directors following certification of the stockholder vote, and such resignation will be irrevocable. The Governance and Nominating Committee of the Board of Directors will promptly consider the resignation and recommend to the Board of Directors whether to accept or reject the tendered resignation. The Board of Directors will act on the Committee’s recommendation within 90 days after the annual meeting of stockholders. Any director who tenders his or her resignation pursuant to this guideline will not participate in the Governance and Nominating Committee’s recommendation or Board of Directors consideration regarding whether or not to accept the tendered resignation. If the resignation is accepted, the Governance and Nominating Committee will recommend to the Board whether to fill the vacancy or reduce the size of the Board. For a description of factors that will be considered in determining whether to accept or reject a tendered resignation, see the full text of our Corporate Governance Guidelines. We will publicly disclose the Board of Directors’ decision within four business days, including a full explanation of the process by which the decision was reached and, if applicable, the reasons why the Board rejected the director’s resignation.

Director Independence

As required by the New York Stock Exchange, the Board of Directors has considered whether individual directors are independent. A director is considered “independent” if the Board determines that the director has no material relationship with Norfolk Southern (directly or as a partner, stockholder or officer of an organization that has a relationship with Norfolk Southern). The Board makes these determinations after full deliberation, considering all relevant facts and circumstances. To aid in its evaluation of director independence, the Board has adopted categorical independence standards, which it amended in January 2009. Under the amended standards, an individual director is “independent,” unless the Board determines otherwise, if none of the following relationships exists between Norfolk Southern and the director:

•

the director is, or has been within the last three years, an employee, or an immediate family member of the director is, or has been within the last three years, an Executive Officer, of Norfolk Southern or any of our consolidated subsidiaries;

•

the director or an immediate family member of the director has received during any twelve-month period within the last three years more than $120,000 in direct compensation from Norfolk Southern or any of our consolidated subsidiaries, other than director and committee fees and deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service);

•

(a) the director is a current partner or employee of a present or former internal or external auditor of Norfolk Southern or any of our consolidated subsidiaries, (b) the director has an immediate family member who is a current partner of such a firm, (c) the director has an immediate family member who is a current employee of such a firm and personally works on Norfolk Southern’s audit, or (d) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Norfolk Southern’s audit within that time;

•

the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where one of our Executive Officers serves as a director and sits on that company’s compensation committee;

•

the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, Norfolk Southern or any of our consolidated subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

•

the director is an executive officer or compensated employee, or an immediate family member of the director is an executive officer, of a charitable organization that receives donations from Norfolk Southern, any of our consolidated subsidiaries or the Norfolk Southern Foundation in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such charitable organization’s donations.

For purposes of these categorical standards, “immediate family member” has the definition set forth in the New York Stock Exchange’s Listing Standards, as amended from time to time. These standards, as set forth in this proxy statement, are available on our website at www.nscorp.com in the “Investors” section under “Corporate Governance.”

The Board has determined that all current directors (including nominees) other than Mr. Moorman satisfy the above categorical standards and qualify as independent directors of Norfolk Southern. The Board also determined that Ms. O’Brien, who served on our Board until January 31, 2008, satisfied such standards and qualified as an independent director. Mr. Moorman serves as our Chairman, Chief Executive Officer and President and, therefore, is not an independent director. In making the foregoing independence determinations, our Board of Directors considered each of the following transactions, relationships and arrangements we had with members of our Board, none of which exceeded our categorical independence standards or were sufficiently material as to require disclosure under Item 404(a) of Regulation S-K:

•

We provided transportation services to, and received coal royalty and rental payments from, Arch Coal, Inc. in the ordinary course of business during fiscal 2008. Mr. Leer is Chairman of the Board and the Chief Executive Officer of Arch Coal.

•	We paid banking fees to Brown Brothers Harriman & Co. in the ordinary course of business during fiscal 2008. Mr. Hilliard is a partner of Brown Brothers.

•

We provided transportation services to Armstrong World Industries, Inc. in the ordinary course of business during fiscal 2008. Mr. Lockhart is Chairman of the Board, President and Chief Executive Officer of Armstrong World Industries.

Retirement Policy

Under our Governance Guidelines, a director must retire effective as of the date of the annual meeting that falls on or next follows the date of that director’s 72nd birthday.

Compensation

2008 Non-Employee Director Compensation Table1

Name (a)	Fees Earned or Paid in Cash[2] ($) (b)	Stock Awards[3] ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensa- tion ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($) (f)	All Other Compensation ($)[5] (g)	Total ($) (h)
Gerald L. Baliles	90,000	152,394	0	0	0	10,964	253,358

Daniel A. Carp	90,000	151,549	0	0	0	6,714	248,263

Gene R. Carter	90,000	152,411	0	0	6,128	6,714	255,253

Alston D. Correll	90,000	152,087	0	0	1,548	6,714	250,349

Landon Hilliard	90,000	152,411	0	0	66,154	33,214	341,779

Karen N. Horn	90,000	165,801	0	0	0	0	255,801

Burton M. Joyce	90,000	151,760	0	0	0	6,714	248,474

Steven F. Leer	90,000	152,234	0	0	5,163	30,814	278,211

Michael D. Lockhart	45,000	202,884	0	0	0	0	247,884

Jane Margaret O’Brien[6]	22,500	152,350	0	0	0	6,714	181,564

J. Paul Reason	90,000	151,976	0	0	0	6,714	248,690

1Mr. Moorman received no compensation for Board or committee service in 2008 and will not receive compensation for Board or committee service in 2009. Therefore, neither this table nor the narrative which follows contain compensation information for Mr. Moorman. For compensation information for Mr. Moorman, see “Executive Compensation” on page 24 of this proxy statement.

2Includes amounts elected to be received on a deferred basis pursuant to the Directors’ Deferred Fee Plan. For a discussion of this plan, as well as our other director compensation plans, see the narrative discussion below.

3Of these amounts, for directors other than Ms. Horn and Mr. Lockhart, $151,395 represents the full grant date fair value of the 3,000 restricted stock units granted to them on January 24, 2008 pursuant to our Long-Term Incentive Plan. The remaining amounts for each director, other than Ms. Horn and Mr. Lockhart, represent the dollar amounts recognized for financial statement reporting purposes during 2008 related to appreciation on awards made under our Outside Directors’ Deferred Stock Unit Program which, effective January 2008, was terminated, and replacement grants of an equivalent number of restricted stock units were made under our Long-Term Incentive Plan. For Ms. Horn and Mr. Lockhart, these amounts represent the full grant date fair value of the 3,000 restricted shares granted to them upon joining the Board of Directors. As of December 31, 2008, each director held 3,000 restricted shares and the directors held restricted stock units in the following amounts: Mr. Baliles, 43,882; Mr. Carp, 9,357; Mr. Carter, 44,594; Mr. Correll, 31,343; Mr. Hilliard, 44,594; Ms. Horn, 0; Mr. Joyce, 17,975; Mr. Leer, 37,360; Mr. Lockhart, 0; and Mr. Reason, 26,832. See below under “Narrative to Non-Employee Director Compensation Table—Long-Term Incentive Plan” for more information regarding these restricted stock units.

4Represents the amounts by which 2008 interest accrued on fees deferred prior to 2001 by the non-employee directors under the Directors’ Deferred Fee Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code.

5Includes (i) each director’s proportional cost of NS-owned life insurance policies used to fund the Directors’ Charitable Award Program and (ii) the dollar amount, if any, we contributed to charitable organizations on behalf of directors pursuant to our matching gifts program. Because a director must serve on our Board for one year prior to becoming eligible for this program, no portion of this cost was allocated to Ms. Horn or Mr. Lockhart. For further discussion of the Directors’ Charitable Award Program, see the narrative discussion below.

6Ms. O’Brien resigned effective January 31, 2008.

Narrative to Non-Employee Director Compensation Table

Below is a discussion of the material factors necessary to an understanding of the compensation disclosed in the above table.

Retainer and Fees.    In 2008, each member of the Board of Directors received a quarterly retainer for services of $12,500 and a quarterly fee of $10,000 for serving on at least two committees, plus expenses incurred in connection with attendance at such meetings.

Directors’ Deferred Fee Plan.    A director may elect to defer receipt of all or a portion of the director’s compensation. Amounts deferred are credited to a separate memorandum account maintained in the name of each participating director. Amounts deferred before January 1, 2001, earn a fixed rate of interest, which is credited to the account at the beginning of each quarter. In general, the fixed interest rate is determined on the basis of the director’s age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; and over age 60, 12%. However, for amounts deferred on or after January 1, 1992 and prior to January 1, 1994, the fixed interest rate was as follows: under age 45, 13%; age 45-54, 14%; age 55-60, 15%; and over age 60, 16%. Amounts set forth in the table above represent the extent to which these rates exceed 120% of the applicable federal long-term rate. The total amount so credited for amounts deferred before January 1, 2001 (including interest earned thereon) is distributed in ten annual installments beginning in the year following the year in which the participant ceases to be a director.

Amounts deferred on or after January 1, 2001, are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the director. The hypothetical investment options include NS stock units and various mutual funds as crediting indices. NS stock units are “phantom” units whose value is measured by the market value of shares of our common stock, but the units ultimately will be settled in cash, not in shares of our common stock. Amounts deferred on or after January 1, 2001, will be distributed in accordance with the director’s elected distribution option in one lump sum or a stream of annual cash payments over 5, 10 or 15 years. Six directors elected in 2007 to defer compensation that would have been payable in 2008 into the Directors’ Deferred Fee Plan.

Our commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance with the directors as insureds under the policies. If the Board of Directors determines at any time that changes in the law affect our ability to recover the cost of providing the benefits payable under the Directors’ Deferred Fee Plan, the Board, in its discretion, may reduce the interest and/or earnings on deferrals to a rate not less than one half the rate otherwise provided for in the Directors’ Deferred Fee Plan.

Directors’ Restricted Stock Plan.    Each non-employee director receives a grant of 3,000 shares of restricted stock upon election to the Board. Restricted stock is registered in the name of the director, who has all rights of ownership (including the right to vote the shares and receive dividends); however, restricted stock may not be sold, pledged or otherwise encumbered during a restriction period which (a) begins when the restricted stock is granted and (b) ends on the earlier of (i) the date the director dies or (ii) six months after the director becomes disabled or retires. In the event a non-employee director does not retire in accordance with the terms of the plan, these shares will be forfeited.

Long-Term Incentive Plan.    Each of the Corporation’s then current non-employee director was granted 3,000 restricted stock units effective January 24, 2008. Grants of stock units made prior to January 2008 under our Outside Directors’ Deferred Stock Unit Program were terminated in January 2008 and a replacement grant of an equivalent number of restricted stock units was issued under the Long-Term Incentive Plan effective January 24, 2008. Each restricted stock unit represents the economic equivalent of one share of our common stock, but will be settled in shares of our common stock rather than cash. These restricted stock units are credited to a separate memorandum account maintained for each director and are administered in accordance with the Long-Term Incentive Plan. Stock units in each director’s memorandum account are credited with dividend equivalents as dividends are paid on our common stock, and the amount credited is converted into additional restricted stock units, including fractions thereof, based on the mean of the high and low trading prices of our common stock on the dividend payment date. We anticipate that, from time to time, non-employee directors will be granted additional restricted stock units in an amount sufficient to assure that their total annual compensation for services is competitive.

Upon leaving the Board, a director will receive the value of the restricted stock units in this memorandum account in shares of our common stock either in a lump sum distribution or in ten annual distributions, in accordance with an election made by each director. During the ten-year period over which distributions are made, restricted stock units in the memorandum account at any time that have not been distributed will be credited with dividend equivalents as dividends are paid on our common stock. Any fraction of a restricted stock unit remaining in the director’s memorandum account following the lump sum distribution or the final distribution will be paid to the director in cash.

Directors’ Charitable Award Program.    Each director is entitled to nominate up to five tax-exempt institutions to receive, in the aggregate, up to $500,000 from Norfolk Southern following the director’s death. Directors are entitled to designate up to $100,000 per year of service until the $500,000 cap is reached. Following the director’s death, we will distribute the donations in five equal annual installments.

The Directors’ Charitable Award Program supports, in part, our long-standing commitment to contribute to educational, cultural and other appropriate charitable institutions and to encourage others to do the same. We fund the charitable contributions made under the Program with proceeds from life insurance policies we have purchased on the Board members’ lives. We are the owner and beneficiary of these policies, and the directors have no rights to any policy benefits. Upon Board members’ deaths, we receive life insurance death benefits free of income tax, which provide a source from which we can be reimbursed for donations made under the Program. Our cost of the life insurance premiums under the Program is partially offset by tax deductions we take from making the charitable contributions. Each director’s proportional share of the cost of maintaining these policies during 2008 is included in the above table under “All Other Compensation.”

Because we make the charitable contributions (and are entitled to the related deduction) and are the owner and the beneficiary of the life insurance policies, directors derive no direct financial benefit from this program. In the event the proceeds from any of these policies exceed the donations we are required to make under the Program, we contribute the excess proceeds to the Norfolk Southern Foundation. Amounts the Norfolk Southern Foundation receives under this program may reduce what we otherwise would contribute from general corporate resources to support the Foundation’s activities.

Directors’ Physical Examinations.    Each non-employee director is entitled to reimbursement for a physical examination, up to $10,000 per calendar year. Some of our directors were reimbursed for physical examinations during 2008, but because the cost of these physicals, together with other perquisites or other personal benefits, did not exceed $10,000 for any non-employee director, these amounts do not appear in the 2008 Director Compensation Table. The CEO and certain other Executive Officers also are eligible for such reimbursement. See pages 31 and 35 of the “Executive Compensation” section of this proxy statement.

Committees

Each year, not later than at its organizational meeting that usually follows the Annual Meeting of Stockholders, the Board of Directors appoints members to its committees. In May 2008, the Board appointed members to the Executive Committee, the Governance and Nominating Committee, the Finance Committee, the Audit Committee and the Compensation Committee. The charter of each of the committees, approved by the Board of Directors, requires that it evaluate its performance at least annually, considering such issues as its effectiveness, its size and composition, the quality of information and presentations given by management, the suitability of its duties and such other issues as the committee deems appropriate. Copies of these committee charters are available on our website, www.nscorp.com, in the “Investors” section under “Corporate Governance.” Any stockholder may request printed copies of one or more of the committee charters by contacting: Howard D. McFadden, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-823-5567).

The Executive Committee met twice in 2008; its current members are Charles W. Moorman, Chair, Gerald L. Baliles, Gene R. Carter, Alston D. Correll and Landon Hilliard. When the Board is not in session, and except as otherwise provided by law, the Executive Committee has and may exercise all the authority of the Board, including the authority to declare a quarterly dividend on our common stock at the rate of the quarterly dividend most recently declared by the Board. All actions taken by the Executive Committee are reported to the Board at its meeting next following such action and are subject to revision or alteration by the Board. The Executive Committee is governed by a written charter last adopted by the Board effective January 1, 2005.

The Governance and Nominating Committee met seven times in 2008; its current members are Landon Hilliard, Chair, Gerald L. Baliles, Alston D. Correll, Karen N. Horn and Steven F. Leer. All members of the Governance and Nominating Committee are independent (see information under “Director Independence” on page 14). The Governance and Nominating Committee is governed by a written charter last adopted by the Board effective January 1, 2005. This committee’s duties include:

•	recommending to the Board qualified individuals to be nominated either as additional members of the Board or to fill any vacancy on the Board;

•	recommending to the Board qualified individuals to be elected as our officers;

•	recommending the adoption of and any amendments to our Corporate Governance Guidelines;

•	monitoring legislative developments relevant to us and overseeing efforts to affect legislation and other public policy;

•	overseeing our charitable giving;

•	monitoring our relations with stockholders; and

•	monitoring corporate governance trends and practices and making recommendations to the Board of Directors concerning corporate governance issues.

As described in the Corporate Governance Guidelines, the Governance and Nominating Committee considers potential candidates to be nominated for election as directors, whether recommended by a stockholder, director, member of management or consultant retained for that purpose, and recommends nominees to the Board. The Governance and Nominating Committee reviews the current biography of the potential candidate and additional information provided by the individual or group that recommended the candidate for consideration. The Governance and Nominating Committee fully considers the qualifications of all candidates and recommends the nomination of individuals who, in the Governance and Nominating Committee’s judgment, will best serve the long-term interests of all stockholders. In the judgment of the Governance and Nominating Committee and the Board, all director nominees recommended by the Governance and Nominating Committee should, at a minimum:

•	be of high ethical character and have personal and professional reputations consistent with our image and reputation;

•

have experience as senior executives of public companies or leaders of large organizations, including charitable and governmental organizations, or have other experience at a strategy or policy setting level that would be beneficial to us;

•	be able to represent all of our stockholders in an objective and impartial manner; and

•	have time available to devote to Board activities.

It is the intent of the Governance and Nominating Committee and the Board that at least one director on the Board will qualify as an “audit committee financial expert,” as that term is defined in regulations of the SEC.

The Governance and Nominating Committee will consider director candidates recommended by stockholders. Any such recommendation should include:

•

biographical information on the candidate, including all positions held as an employee, officer, partner, director or ten percent owner of all organizations, whether for profit or not-for-profit, and other relevant experience;

•	a description of any relationship between the candidate and the recommending stockholder;

•	a statement requesting that the Board consider nominating the individual for election as a director;

•	written consent of the proposed candidate to being named as a nominee; and

•	proof of the recommending stockholder’s stock ownership.

Recommendations by stockholders must be in writing and addressed to the Chair of the Governance and Nominating Committee, c/o Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219. So that the Governance and Nominating Committee will have adequate time to consider all candidates, stockholder recommendations must be received no later than November 24, 2009 in order to be considered for nomination for election at the 2010 Annual Meeting of Stockholders.

A stockholder may directly nominate an individual for election as director instead of (or in addition to) recommending a candidate for the Governance and Nominating Committee’s consideration. Unless required by SEC regulations, stockholder nominees will not appear in our proxy statement or on the proxy card for the annual meeting. Stockholders wishing to nominate an individual for election as a director at an annual meeting must comply with specific Bylaw provisions, which are available on our website, www.nscorp.com, in the “Investors” section under “Corporate Governance.”

The Finance Committee met five times in 2008; its current members are Gerald L. Baliles, Chair, Landon Hilliard, Karen N. Horn, Steven F. Leer and Michael D. Lockhart. The Finance Committee is governed by a written charter last adopted by the Board effective January 22, 2008. This committee’s duties include:

•	developing guidelines and overseeing implementation of policies concerning our capital structure;

•	reviewing and evaluating tax and treasury matters and financial returns of our transactions; and

•

making recommendations to the Board concerning an annual investment policy for the assets of the pension fund of our retirement plan and the engagement of investment management firms to manage designated portions of such assets within the framework of the investment policy, including reviewing the performance of the investment managers, receiving and reviewing reports on the investment performance and actuarial valuations of the pension fund and transmitting the results of such reviews to the Board.

The Compensation Committee met five times in 2008; its current members are Alston D. Correll, Chair, Daniel A. Carp, Gene R. Carter, Burton M. Joyce, and J. Paul Reason. All members of the Compensation Committee are independent (see information under “Director Independence” on page 14). The Compensation Committee is governed by a written charter last adopted by the Board effective March 25, 2008. This committee’s duties include:

•

considering and making recommendations to the Board concerning our executive compensation programs, including recommended compensation for directors and annual salaries for those officers whose salaries are fixed by the Board;

•

reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and considering and recommending to the independent members of the Board the compensation of the Chief Executive Officer based on an evaluation of the Chief Executive Officer’s performance relative to those corporate goals and objectives;

•

considering and making recommendations to the Board concerning the adoption and administration of any management incentive bonus plan, deferred compensation plan, long-term incentive plan or other similar plan, including personnel eligible to participate and the method of calculating bonuses, deferred compensation amounts or awards under any such plan;

•	overseeing the design of our employee retirement plans;

•

making any other compensation decisions for which it is desirable to achieve the protections afforded by Section 162(m) of the Internal Revenue Code or by other laws or regulations that may be or become relevant in this area and in which only “disinterested” directors may participate; and

•

overseeing disclosures under the Compensation Discussion and Analysis (“CD&A”) on executive compensation as required by the SEC to be included in the annual proxy statement or annual report on Form 10-K and producing a Compensation Committee Report indicating that it has reviewed and discussed the CD&A with management and whether the CD&A should be included in the annual proxy statement.

The Compensation Committee makes all salary recommendations to the independent members of the Board of Directors for the Chief Executive Officer and, based on the Chief Executive Officer’s individual performance evaluations, to the Board of Directors for all other Board-elected officers. The Compensation Committee also makes long-term incentive compensation awards to directors and makes recommendations to the full Board of Directors on all other elements of director compensation. Annual and long-term incentive compensation for all Executive Officers is determined by the Compensation Committee. In setting such compensation for the directors and the Chief Executive Officer, the Compensation Committee considers the recommendations of the Executive Vice President-Administration.

The Compensation Committee has engaged Towers Perrin to assist it in making compensation recommendations and decisions and otherwise fulfilling its duties under its charter. The Compensation Committee annually requests that Towers Perrin assess our compensation and employee benefit arrangements, particularly those relevant to our directors and Executive Officers, and advise it whether any changes would be recommended in order to ensure that our compensation arrangements with our directors and Executive Officers are appropriate. The Compensation Committee expects that the assessment include comparisons of our existing compensation arrangements to those of the other Class I railroads and American corporations of comparable size. During the Compensation Committee’s 2008 review of the directors’, the Chief Executive Officer’s and other management’s compensation levels, the Compensation Committee considered the advice it received from Towers Perrin; however, the Compensation Committee was responsible for making final recommendations to the Board and decisions as to the form and amount of our compensation programs.

The Audit Committee met eight times in 2008; its current members are Gene R. Carter, Chair, Daniel A. Carp, Burton M. Joyce, Michael D. Lockhart and J. Paul Reason. The Board has determined that all current members of the Audit Committee are independent (see information under “Director Independence” on page 14) and satisfy all additional requirements for service on an audit committee, as defined by the applicable rules of the New York Stock Exchange and the SEC, and no member of the Audit Committee serves on more than three public company audit committees. While other members of the Audit Committee may also qualify, the Board has determined that Burton M. Joyce, who is a member of the Audit Committee, qualifies as an “audit committee financial expert,” as that term is defined by SEC rules.

The Audit Committee is governed by a written charter last adopted by the Board effective November 25, 2008. This committee’s duties include:

•	assisting Board oversight of the accuracy and integrity of our financial statements, financial reporting process and internal control systems;

•

engaging an independent registered public accounting firm (subject to stockholder ratification) based on an assessment of their qualifications and independence, and pre-approving all fees associated with their engagement;

•	evaluating the efforts and effectiveness of our independent registered public accounting firm and Audit and Compliance Department, including their independence and professionalism;

•	facilitating communication among the Board, the independent registered public accounting firm, our financial and senior management and our Audit and Compliance Department;

•	assisting Board oversight of our compliance with applicable legal and regulatory requirements; and

•	preparing the “Audit Committee Report” that SEC rules require be included in our annual proxy statement.

AUDIT COMMITTEE REPORT

Before our Annual Report on Form 10-K for the year ended December 31, 2008 was filed with the SEC, the Audit Committee of the Board of Directors reviewed and discussed with management our audited financial statements for the year ended December 31, 2008.

The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards 61, “Communications with Audit Committees,” as amended.

The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC.

2008 Members of the Audit Committee

Gene R. Carter, Chair

Daniel A. Carp, Member

Burton M. Joyce, Member

Michael D. Lockhart, Member

J. Paul Reason, Member

TRANSACTIONS WITH RELATED PERSONS

We may occasionally participate in transactions with certain “related persons.” Related persons include our Executive Officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related person transactions.” On November 21, 2006, we adopted a written policy to prohibit related person transactions unless they are determined to be in Norfolk Southern’s best interests. Under this policy, the Audit Committee is responsible for the review and approval of each related person transaction exceeding $120,000. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related person transaction, the Chair of the Audit Committee possesses delegated authority to act between Audit Committee meetings. The Audit Committee, or the Chair, considers all relevant factors when determining whether to approve a related person transaction including, without limitation, whether the proposed transaction is on terms and made under circumstances that are at least as favorable to Norfolk Southern as would be available in comparable transactions with or involving unaffiliated third parties. Among other relevant factors, they consider the following:

•	the size of the transaction and the amount of consideration payable to the related person(s);

•	the nature of the interest of the applicable director, director nominee, Executive Officer, or 5% stockholder, in the transaction; and

•	whether we have developed an appropriate plan to monitor or otherwise manage the potential for a conflict of interest.

The Chair must report any action taken pursuant to this delegated authority to the Audit Committee at its next meeting. In addition, at the Audit Committee’s first meeting of each fiscal year, it reviews all previously approved related person transactions that remain ongoing and have a remaining term or remaining amounts payable to or receivable from us of more than $120,000. Based on all relevant facts and circumstances, taking into consideration our contractual obligations, the Audit Committee determines whether it is in our and our stockholders’ best interest to continue, modify or terminate the related person transaction.

We had no related person transactions during our fiscal year ended December 31, 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2008 were Mr. Alston D. Correll, Chair, Mr. Daniel A. Carp, Mr. Gene R. Carter, Mr. Burton M. Joyce, and Mr. J. Paul Reason. None of the foregoing members has ever been employed by Norfolk Southern, and no such member had, during our last fiscal year, any relationship with us requiring disclosure under Item 404 of Regulation S-K or under the Compensation Committee Interlocks disclosure requirements of Item 407(e)(4) of Regulation S-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Compensation Program

Norfolk Southern’s primary objective with respect to executive compensation is to design compensation programs which will align executives’ compensation with our overall business strategies, attract and retain highly qualified executives, and provide incentives that drive stockholder value. The Compensation Committee of our Board of Directors (which we will refer to as the “Committee”) is responsible for developing and maintaining appropriate compensation programs for our Executive Officers, including our Named Executive Officers.

In order to enhance the Committee’s ability to carry out these responsibilities effectively, as well as ensure that Norfolk Southern maintains strong links between executive pay and performance, the Committee:

•	Reviews management recommendations to the Committee with respect to compensation decisions.

•

Reviews the Chief Executive Officer’s individual performance evaluations for executive officers and discusses such performance assessments with the Chief Executive Officer on an annual basis and recommends any compensation adjustments to the Board of Directors for approval.

•	Has retained Towers Perrin as an outside compensation consultant.

Management Recommendations

The Chief Executive Officer and the Executive Vice President-Administration provide recommendations to the Committee on any adjustments to compensation for the Executive Officers, other than the Chief Executive Officer, and other officers elected by the Board of Directors. Such adjustments are based on each individual’s performance, level of responsibility, and time in position.

In addition, the Chief Executive Officer and Executive Vice President-Administration provide recommendations to the Committee on adjustments to compensation to address retention needs, performance goals, internal pay equity, overall corporate performance, and general economic conditions. The Executive Vice President-Administration makes recommendations to the Committee on any adjustments to compensation for the Chief Executive Officer, and the Chief Executive Officer is not present when the Committee makes decisions on his compensation package.

Use of Compensation Consultant

Towers Perrin provides requested reports and information to the Committee and attends Committee meetings at the Committee’s request. For 2008, the Committee engaged Towers Perrin to (1) conduct a market pay assessment of Norfolk Southern’s compensation levels relative to both the competitive market and Norfolk Southern’s compensation philosophy, including identifying and reviewing market benchmark positions and compensation comparison data, (2) assist Norfolk Southern with the development of long-term incentive grant guidelines for the officer and management groups, based on Towers Perrin’s competitive pay assessment and long-term incentive competitive market data, (3) conduct an assessment of Norfolk Southern’s non-employee directors’ compensation package relative to competitive market practices, and (4) review emerging trends and issues in executive compensation with the Committee and discuss the implications for Norfolk Southern. In conducting the market pay assessment, Towers Perrin reviews with the Committee parameters for the selection of peer group companies (i.e., companies within a specified revenue range) and compiles compensation data for the peer group. The Committee uses this information as a starting point for its compensation decisions.

Towers Perrin provides additional work for Norfolk Southern, and the Chair of the Compensation Committee must approve Towers Perrin’s performance of any such additional work. For 2008, these additional services performed for Norfolk Southern included Norfolk Southern’s portion of an annual rail industry salary survey and quarterly actuarial studies to aid Norfolk Southern in valuing its employee personal injury liability. Fees paid for all additional work was in aggregate approximately 40% of total fees paid to Towers Perrin.

Compensation Policies

In setting compensation for the Executive Officers, the Committee:

•

Considers comparative market data, gathered by its compensation consultant, from peer group companies of comparable size in revenues and other North American Class I railroads as a guideline. In aggregate, the Committee targets approximately the 65th percentile for Executive Officers’ total direct compensation (i.e., total cash compensation plus the expected value of long-term incentive awards) compared to the Peer Group Companies (see Appendix).

•	Considers prior salary levels, targeted bonus opportunities and the value of long-term incentive awards at the time the awards were made.

•	Considers expected corporate performance and general economic conditions.

•

Does not consider amounts realized from prior performance-based or stock-based compensation awards, regardless of whether such amounts realized may have resulted in a higher payout than targeted or a lower payout than targeted. Since the nature and purpose of performance-based and stock-based compensation is to tie executives’ compensation to future performance, the Committee believes that considering amounts realized from prior compensation awards in making current compensation decisions is inconsistent with such purpose.

The Committee monitors the continuing appropriateness of the peer group. Peer group companies are selected to provide an indication of compensation levels for the industry and for comparable sized companies on the basis of revenue. For 2008, the peer group included a Rail Industry Peer Group consisting of the other North American Class I railroads and a General Industry Peer Group consisting of companies having $6 to $15 billion in revenues (which the Committee considered to be companies of comparable size in revenues). The General Industry Peer Group includes all companies within the specified revenue range that are contained in Towers Perrin’s database; the Committee does not exercise discretion in selecting specific companies within this database.

In making comparisons to these peer group companies, a comparison is made to the Rail Industry Peer Group and a separate comparison is made to the General Industry Peer Group. These two comparisons are averaged together to approximate a comparison to both groups, and this process is referred to as a comparison to the “Peer Group Companies.” These peer group companies are listed in the Appendix to this proxy statement. Due to the continuing growth of Norfolk Southern, the Committee expanded the General Industry Peer Group of companies having comparable size in revenues from companies having from $6 to $10 billion in revenues for 2007 to companies having from $6 to $15 billion in revenues for 2008. The Committee did not make any adjustments to the Peer Group for 2009.

The Committee applies its executive compensation policies consistently to all Named Executive Officers, and the application of these policies produces differing amounts of compensation for executives at different management levels within the company. In setting the Chief Executive Officer’s compensation, the Committee applies the policies described above and, in particular, strives to balance comparative market data for chief executive officers of Peer Group Companies with its goal to provide meaningful incentive opportunities earned on the basis of performance which contributes to delivering stockholder returns. In considering comparative market data for the Chief Executive Officer, the Committee also considers time in position. For 2008, the Committee targeted between the 25th and 50th percentile as compared to the Peer Group Companies for Mr. Moorman’s base salary to reflect the fact that Mr. Moorman had served as Chief Executive Officer for a relatively short period of time. In addition, the Committee looks at executives at the vice chairman and executive vice president levels and considers the appropriate compensation differential between these levels. Because the Chief Executive Officer’s job carries the highest level of responsibility and has the greatest ability to drive shareholder value, his total compensation contains a higher variable or “at-risk” component than that of other executives.

In order to show the compensation differentials between the Chief Executive Officer, vice chairman and executive vice president levels, Norfolk Southern has chosen to report compensation for all of its executive vice presidents in the compensation tables in this Proxy Statement and to discuss their compensation in this Compensation Discussion and Analysis section.

Compensation Components

Overview

Norfolk Southern’s executive compensation programs are designed so that, at target levels of performance, total direct compensation for Executive Officers is in approximately the 65th percentile in aggregate as compared to the Peer Group Companies. Total direct compensation consists of salary, annual bonus, and long-term incentives. In establishing compensation for the different executive levels, the Committee strives to provide internal pay equity across each level so that executives occupying positions at a similar level and having a similar level of responsibility, such as executive vice presidents, receive similar total direct compensation. While the Committee may adjust compensation for an individual executive based on individual performance, the Committee determined in 2008 that the performance of all Named Executive Officers met or exceeded its expectations and therefore did not make any downward adjustments to compensation on the basis of individual performance.

The Committee considers what proportion of total direct compensation should be paid annually as base salary, as total cash compensation (salary plus bonus) and as long-term compensation. For 2008, the Committee targeted approximately the 50th percentile as compared to the Peer Group Companies as a guideline in establishing base salaries (see the discussion under “Salaries”) and targeted between the 50th and 75th percentile when performance merited as compared to the Peer Group Companies for the portion paid annually as total cash compensation. In 2008, the average portion of total direct compensation awarded as cash compensation was approximately 30% for Executive Officers.

The Committee also considers where total direct compensation valued at the time of the award falls within the targeted 65th parameter. This comparison is based on salary for the upcoming year, an estimated 67% earn-out for the bonus, an estimated 50% earn out for performance share units awarded for the upcoming year, a binomial model valuation for options, and an estimated fair market value for restricted stock units. The value of long-term incentive compensation is estimated based on the fair market value of Norfolk Southern’s stock at the time the award is made.

For 2008, base salaries, total cash compensation and total direct compensation for the Named Executive Officers fell at the following percentiles as compared to the aggregate for Peer Group Companies:

	Base Salary	Total Cash Compensation	Total Direct Compensation
Mr. Moorman	32%	40%	51%
Mr. Tobias	57%	51%	2% above the 75th
Ms. Butler	39%	43%	66%
Mr. Hixon	57%	55%	70%
Mr. Manion	57%	55%	70%
Mr. Rathbone	57%	55%	70%
Mr. Seale	57%	55%	70%
Mr. Squires	39%	43%	66%

Mr. Moorman’s base salary and total cash compensation fell below the targeted percentile because his total direct compensation consists of a higher proportion of compensation which is at risk (i.e., bonus, options and performance shares). Base salary and total cash compensation for Mr. Tobias, Mr. Hixon, Mr. Manion, Mr. Rathbone, and Mr. Seale fell within a reasonable range of the targeted 50th percentile for base salary and was within the targeted 50th to 75th parameter for total cash compensation. Base salary and total cash compensation for Ms. Butler and Mr. Squires fell below the targeted parameters because their time in position is relatively short.

For Mr. Moorman, his total direct compensation awarded for 2008 was below the targeted 65th percentile. Because his total direct compensation for 2007 fell at the 48th percentile, the Committee increased the number of restricted stock units awarded to him in 2008 to gradually move his total direct compensation toward the 65th percentile. For Mr. Tobias, the Committee increased the number of restricted stock units awarded to him in 2008 to encourage retention. The Committee determined his total direct compensation to be appropriate in relation to the targeted percentile because of his higher level of responsibility in assisting the Chairman in his duties. For Ms. Butler, Mr. Hixon, Mr. Manion, Mr. Rathbone, Mr. Seale, and Mr. Squires, the Committee considered their total direct compensation to be within a reasonable range of the targeted parameter.

The greater the level of an executive’s responsibility, the higher the proportion of his or her compensation which is at risk. For the at-risk portion of total direct compensation, the Committee awarded Executive Officers approximately 20% as an annual incentive in the form of an annual bonus and approximately 80% as long-term incentive compensation (options and performance shares). Each of these components is described below. The establishment of short-term at-risk compensation (i.e., bonus) is based in part on the total cash compensation target, and the establishment of long-term at-risk compensation is based in part on the total direct compensation target; this allocation is not directly based on a target against comparative market data for the amount of short-term compensation and long-term compensation which is at risk. In addition, the Committee considers market practices, internal pay equity, and our objective to attract and retain highly qualified executives in establishing short-term at-risk and long-term at-risk compensation. This allocation is re-evaluated annually.

The Committee further considers the portion of total direct compensation which is to be awarded as long-term compensation (including both the fixed and the at-risk portions) and how the long-term piece of compensation should be allocated between options, performance shares, and restricted stock units. This allocation is based on general market practices, compensation trends, governance practices, and business issues facing Norfolk Southern. In making this determination, the Committee takes into account the potential dilutive effect of stock-based awards and the burn rate of such awards, including guidance on these measures from proxy advisory services, and further considers the purpose behind each element of long-term compensation and how the allocation among these elements will contribute to its overall compensation policies. The Committee does not target comparative market data in making this allocation decision.

Salaries

Norfolk Southern targets approximately the 50th percentile as compared to Peer Group Companies as a guideline in establishing Executive Officers’ base salaries. However, Norfolk Southern may provide for base salaries above the median if, in the Committee’s view, a particular executive’s performance exceeded expectations; if an executive takes on additional responsibilities; or under other special circumstances. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience.

Annual Bonus

Each of our Executive Officers participates in Norfolk Southern’s Executive Management Incentive Plan (“EMIP”), which is designed to compensate executives based on achievement of annual corporate performance goals. For 2008, Norfolk Southern targeted between the 50th and 75th percentile when performance merits as compared to the Peer Group Companies for Executive Officers’ base salaries plus bonuses, and the target for 2009 is the 50th percentile.

Under EMIP, each participant has an opportunity to earn a bonus amount that is contingent upon achieving the relevant performance goals. The performance goals for 2008 were based 40% on pre-tax net income, 40% on operating ratio and 20% on a composite of three service measures, consisting of adherence to operating plan, connection performance, and train performance (which we will refer to as the “composite service measure”). Norfolk Southern selected these metrics because it believes that use of such metrics promotes operating efficiency and thereby enhances stockholder value. The Committee raised the performance goals for 2008 to further drive performance. For 2009, the Committee increased the percentage based on the composite service metric to 25%, with 37.5% based each on pre-tax net income and operating ratio.

For 2008, the Committee set the following threshold, target and maximum payouts:

•	if Norfolk Southern achieved only one of each target listed below, then a threshold payout of:

--	12% at a pre-tax net income of $1.97 billion, or

--	12% at an operating ratio of 74.5%, or

--	6% at a composite service measure of 70%

•	a targeted payout of 66% for a pre-tax net income of $2.46 billion, an operating ratio of 72.0% and a composite service measure of 80%, and

•

a maximum payout of 100% if Norfolk Southern achieved a pre-tax net income equal to or in excess of $2.5 billion, an operating ratio equal to or lower than 71.6%, and a composite service measure equal to or in excess of 83.0%.

In 2008, Norfolk Southern’s performance resulted in a 92.6% bonus payout. As a measure of the Committee’s decision to raise the performance goals for 2008, the bonus payout for 2008 under the increased goals would have been 54.2% if Norfolk Southern’s 2008 performance had equaled its performance for 2007.

Long-Term Incentive Awards

Norfolk Southern believes that the most effective means to encourage long-term performance by our Executive Officers is to create an ownership culture. This philosophy is implemented through the granting of equity-based awards that vest based on continued employment and other long-term awards which vest on achievement of pre-determined performance goals. For 2008, the Committee in general awarded approximately the same allocation of long-term compensation as performance shares, options and restricted stock units as compared to 2007. Individual adjustments were made to award additional restricted stock units to Mr. Moorman to increase his level of total direct compensation to a more competitive position and to Mr. Tobias for retention purposes. Because of these additional restricted stock unit awards, the percentage awarded as restricted stock units increased and the percentage awarded as options decreased. This resulted in a long-term award allocation of approximately 33% as options, 23% as restricted stock units, and 44% as performance shares (assuming a 50% earn-out of performance share units granted). For 2007, approximately 40% of long-term compensation was awarded as options, 15% as restricted stock units and 45% as performance shares. In addition, Norfolk Southern required executives to enter into an agreement not to engage in competing employment as a condition to receiving the 2008 award.

Stock Options.    Norfolk Southern believes that use of options provides it with the ability to retain key employees and at the same time increase stockholder value since the value of the options is only realized if Norfolk Southern’s stock price increases from the date on which the options are granted. For 2008, the Committee maintained the option vesting period of three years to encourage retention of key employees and awarded dividend equivalents on unexercised options for the first five years to encourage long-term retention of the options. For 2009, the Committee increased the option vesting period from three to four years and reduced the dividend equivalent payment period from five to four years.

With the exception of employees hired in connection with the Conrail transaction in 1999, since 1989, Norfolk Southern has granted stock options annually at the regularly-scheduled January meeting of the Committee. The Committee approves all options grants and sets the option price based on a long-standing pricing practice. Under this long-standing practice, the Board of Directors approves year-end financial results at its January meeting, and Norfolk Southern typically releases such results the following day. Also at the January meeting, the Committee sets the exercise price for the options as the fair market value of Norfolk Southern’s common stock on the first day of the upcoming window period during which executives are permitted to trade in Norfolk Southern’s securities and following the release of Norfolk Southern’s financial results (the “effective date”), thereby establishing a prospective effective date to price the options. Until 2007, options were priced at the fair market value of Norfolk Southern’s common stock on the effective date of the grant, based on the average of the high and low price. Beginning with the 2007 award, options were priced on the effective date of the grant at the higher of (i) the closing price or (ii) the average of the high and low price on the effective date of the grant.

Performance Shares.    Norfolk Southern uses performance shares to reward the achievement of performance goals over a three-year period. For performance shares, vesting of 1/3 of the shares is based on Return on Average Invested Capital, which Norfolk Southern believes is an indicator important to stockholders of a capital-intensive company such as Norfolk Southern. Vesting of an additional 1/3 of the shares is based on total stockholder return as compared to the S&P 500 and the remaining 1/3 is based on operating ratio, all over a three-year performance period. Each 1/3 of performance shares granted vests independently of the other 2/3 and their respective performance metrics. Norfolk Southern believes that the use of the three metrics described above promotes the enhancement of stockholder value and efficient utilization of corporate assets.

In setting the performance targets for the 2008-2010 cycle, the Committee considered the performance targets for the 2007-2009 and 2006-2008 cycles and the earn-out percentages for prior years’ performance share awards. The Committee determined that the performance goals established for the 2007-2009 cycle continued to provide appropriate incentives for the 2008-2010 cycle. For the 2007-2009 cycle, the Committee raised the performance targets for Operating Ratio and Return on Average Invested Capital to motivate executives to seek improvements in these areas and retained the same performance targets for Total Shareholder Return because they continued to provide appropriate goals for this metric.

For the 2006-2008, 2007-2009 and 2008-2010 performance cycles, the performance criteria and resulting earn-out percentages are as follows:

Performance Metric	% of PSUs Earned	2006-2008	2007-2009	2008-2010
Total Stockholder Return (“TSR”) vs. S&P 500	100%	≥90th	≥90th	≥90th
	90%	80th	80th	80th
	85%	70th	70th	70th
	80%	60th	60th	60th
	75%	50th	50th	50th
	50%	40th	40th	40th
	30%	30th	30th	30th
	0%	≤25th	≤25th	≤25th

Return on Average Invested Capital (“ROAIC”)	100%	≥19%	≥20%	≥20%
	90%	18%	19%	19%
	80%	17%	18%	18%
	70%	16%	17%	17%
	60%	15%	16%	16%
	50%	14%	15%	15%
	40%	13%	14%	14%
	30%	12%	13%	13%
	20%	11%	— *	— *
	10%	10%	— *	— *
	0%	<10%	<13%	<13%

Operating Ratio (“OR”)	100%	≤70%	≤68%	≤68%
	75%	75%	73%	73%
	50%	80%	78%	78%
	25%	85%	83%	83%
	0%	>85%	>83%	>83%

*	No performance goals were established which would result in award payouts at this level.

For the 2008-2010 performance shares, Norfolk Southern used a 50% earn-out assumption to value the award for market comparison purposes. Over the past ten years, the earn-out has averaged 57%, ranging from 87% to 14% based on performance for the applicable performance cycle.

Restricted Stock Units.    Norfolk Southern believes that the use of time-based restricted stock units serves as a key retention tool for keeping valued members of management. For 2008, Norfolk Southern granted restricted stock units which vest on the fifth anniversary of the date of grant, which settle in whole shares of Norfolk Southern common stock and which units are not forfeited upon retirement, disability or death.

Retirement Plans and Programs

Norfolk Southern believes that its Retirement Plan and Supplemental Benefit Plan provide it with the ability to retain key employees over a longer period. Norfolk Southern sponsors a qualified defined benefit pension plan that provides a benefit based on age, service and a percentage of final average compensation. Norfolk Southern also sponsors a non-qualified supplemental benefit plan that provides a retirement benefit for salary that is deferred, restores the retirement benefit for amounts in excess of the Internal Revenue Code limitations for tax-qualified retirement plans and provides enhanced retirement benefits for certain executives. In addition to supporting the goal to retain key employees, Norfolk Southern believes that the supplemental benefit plan also recognizes, rewards and encourages contributions by its key employees and maintains internal equity by ensuring that benefit levels are based on compensation levels that reflect the relative value of each participant.

Other Benefits and Perquisites

Norfolk Southern provides the Executive Officers with certain health and welfare benefits as well as certain other perquisites which Norfolk Southern believes are necessary to retain Executive Officers and to enhance their productivity. The value of perquisites is considered as part of the total compensation package when other elements are evaluated.

Norfolk Southern’s Board of Directors has directed and requires each of the Chairman, President and Chief Executive Officer, his family and guests when appropriate, to use Norfolk Southern’s aircraft whenever reasonably possible for air travel. Norfolk Southern believes that such use of the corporate aircraft promotes its best interests by ensuring the immediate availability of this officer and by providing a prompt, efficient means of travel and in view of the need for security in such travel. For the same reasons, Norfolk Southern’s Board of Directors has determined that the Chairman, President and Chief Executive Officer may authorize employees and their guests to use the corporate aircraft for purposes which further the business interests of Norfolk Southern and when the aircraft is not otherwise needed for business use. Such use by other employees and their guests is infrequent. Other perquisites include executive physicals, personal use of company facilities, certain approved spousal travel, and tax preparation services. Beginning in 2008, Norfolk Southern discontinued the provision of company cars and club dues (except for the chief marketing officer, who is reimbursed for club dues on memberships which further the business interests of Norfolk Southern) as perquisites for the Chairman, President and Chief Executive Officer, the Vice Chairman, and the Executive Vice Presidents and provided a compensation adjustment in lieu of these perquisites.

Beginning in 2009, Norfolk Southern discontinued tax gross-up payments on all perquisites for executive officers. For 2008, tax gross-up payments were provided on certain approved spousal travel and related meal expenses (less than $600 for any Named Executive Officer) and on personal use of corporate aircraft for executive officers and spouses if the aircraft was moving for business purposes; if the aircraft was not otherwise moving for business purposes, tax gross-up payments were not provided. These tax gross-up payments are included in the amount shown in footnote 4 to the Summary Compensation Table. Tax gross-ups were not provided on other perquisites in 2008.

Norfolk Southern believes that the benefits and perquisites described above are appropriate to remain competitive compared to other companies and to promote retention of these officers.

Impact of the Tax Treatment of Awards on Norfolk Southern’s Compensation Policies

Norfolk Southern’s executive compensation program has been carefully considered in light of the applicable tax rules. Accordingly, Norfolk Southern amended the Long-Term Incentive Plan in 2005 with stockholder approval to permit the grant of performance-based compensation that meets the requirements of Section 162(m) and amended the Executive Management Incentive Plan to permit the continued grant of Section 162(m) qualifying performance-based compensation under that Plan. However, Norfolk Southern believes that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. Norfolk Southern reserves and will continue to exercise its discretion in this area so as to serve the best interests of Norfolk Southern and its stockholders.

Change-in-Control Agreements

Norfolk Southern entered into change-in-control agreements during 1996 at a time of consolidation in the rail industry. The agreements were intended to provide certain economic protections to executives in the event of a termination of employment following a change-in-control of Norfolk Southern and to keep management intact and focused on the best interests of Norfolk Southern during uncertain times. Benefits will not be paid under the agreements unless both a change in control occurs and the executive’s employment is terminated or constructively terminated following the change in control. We believe this “double trigger” maximizes stockholder value because this structure would prevent an unintended windfall to management in the event of a change in control that does not result in the termination (or constructive termination) of employment of management. In 2002, the Board of Directors agreed to abide by a stockholder approved proposal that future severance agreements with senior executives that exceed 2.99 times the sum of the executive’s base salary plus bonus require stockholder approval. During 2006, Norfolk Southern, with assistance from outside compensation consultants, evaluated the existing change-in-control agreements. Based on the review conducted by the consultant, Norfolk Southern determined that the agreements were comparable in value to change-in-control agreements provided by similarly-sized companies. The change-in-control agreements were revised in 2008 to comply with Section 409A of the Internal Revenue Code but did not enhance or increase benefits provided under the agreements as they existed prior to the revisions.

Share Ownership Guidelines

Norfolk Southern’s Board of Directors last amended its Corporate Governance Guidelines in November 2007 to increase the ownership guidelines for shares of Norfolk Southern stock for its directors and executive officers:

Position	Minimum Value
Director	5 times annual retainer

Chairman, President and Chief Executive Officer	5 times annual salary

Vice Chairman and Executive Vice Presidents	3 times annual salary

Senior Vice Presidents and Vice Presidents	1 times annual salary

For directors, Norfolk Southern common stock, restricted stock, stock equivalents held in Norfolk Southern’s dividend reinvestment plan, or deferred and restricted stock units held in Norfolk Southern’s Long-Term Incentive Plan or under the Directors’ Deferred Fee Plan count toward this requirement. For executive officers, Norfolk Southern common stock and stock equivalents held in

Norfolk Southern’s 401(k) plan, dividend reinvestment plan and through share retention agreements are counted toward these requirements, but unexercised stock options or unvested equity awards do not count. Directors and officers may acquire such holdings over a five-year period. All directors and officers currently meet this guideline or are expected to meet the guideline within the five-year grace period.

Pledging; Hedging

All Executive Officers of Norfolk Southern are required to clear any transaction involving its common stock with Norfolk Southern’s Corporate Secretary prior to engaging in the transaction. Certain Executive Officers maintain securities accounts at brokerage firms, and the positions held in such accounts, which may from time to time include shares of Norfolk Southern common stock, may be pledged as collateral security for the repayment of any debit balances in the accounts. None of Norfolk Southern’s Executive Officers have otherwise pledged or hedged Norfolk Southern’s securities.

Policies and Decisions Regarding the Adjustment or Recovery of Awards

While Norfolk Southern does not anticipate there would ever be circumstances where a restatement of earnings upon which incentive plan award decisions were based would occur, should such an unlikely event take place, Norfolk Southern, in evaluating such circumstances, would have discretion to take all actions necessary to protect the interests of stockholders up to and including actions to recover such incentive awards.

Compensation Tables

Summary Compensation Table

The following table shows the total compensation awarded to, earned by or paid to each Named Executive Officer during 2008 for service in all capacities to Norfolk Southern and our subsidiaries for the fiscal year ended December 31, 2008. The table also sets forth information regarding the fiscal 2007 and 2006 compensation for Messrs. Moorman, Tobias, Manion and Seale and the fiscal 2007 compensation for Mr. Squires because they were also Named Executives Officers in those fiscal years. As described in the Compensation Discussion and Analysis section of this proxy statement, we are reporting compensation during 2008 for all our officers with positions at or above the level of executive vice president.

Name and Principal Position (a)	Year (b)	Salary[1] ($) (c)	Bonus ($) (d)	Stock Awards[2] ($) (e)	Option Awards[2] ($) (f)	Non- Equity Incentive Plan Compen- sation[1] ($) (g)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings[3] ($) (h)	All Other Compen- sation[4] ($) (i)	Total ($) (j)
Charles W. Moorman, IV Chairman, President and Chief Executive Officer	2008 2007 2006	950,000 800,000 750,000	0 0 0	7,102,106 8,260,466 7,579,458	2,415,000 2,560,818 926,932	1,759,400 862,400 1,312,500	1,867,304 1,931,544 1,392,064	132,239 153,570 92,188	14,226,049 14,568,798 12,053,142

Stephen C. Tobias Vice Chairman and Chief Operating Officer	2008 2007 2006	650,000 600,000 600,000	0 0 0	3,956,297 3,336,849 5,089,640	966,000 991,000 404,100	812,565 436,590 810,000	245,073 513,297 979,440	146,317 189,305 130,401	6,776,252 6,067,041 8,013,581

Deborah H. Butler Executive Vice President-Planning and Chief Information Officer	2008	435,000	0	1,119,319	358,330	503,513	284,734	22,665	2,723,561

James A. Hixon Executive Vice President-Law and Corporate Relations	2008	500,000	0	3,440,748	1,008,470	578,750	358,982	47,378	5,934,328

Mark D. Manion Executive Vice President-Operations	2008 2007 2006	500,000 425,000 400,000	0 0 0	1,982,771 3,083,835 1,776,913	656,880 696,098 247,182	578,750 286,344 460,000	602,013 651,882 539,396	36,204 68,776 77,517	4,356,618 5,211,935 3,501,008

John P. Rathbone Executive Vice President-Administration	2008	500,000	0	1,982,771	656,880	578,750	493,535	72,880	4,284,816

Donald W. Seale Executive Vice President and Chief Marketing Officer	2008 2007 2006	500,000 425,000 400,000	0 0 0	1,982,771 2,953,325 1,971,683	656,880 696,098 247,182	578,750 286,344 460,000	521,579 543,247 288,140	50,008 100,440 58,115	4,289,988 5,004,454 3,425,120

James A. Squires Executive Vice President-Finance and Chief Financial Officer	2008 2007	435,000 315,000	0 0	942,981 531,880	273,387 74,171	503,513 202,630	183,024 106,261	40,808 59,138	2,378,713 1,289,080

1Represents salary and non-equity incentive plan compensation earned during 2006, 2007 and 2008 received on a current or deferred basis.

2Represents the dollar amounts recognized for financial statement reporting purposes for the applicable year in accordance with FAS 123R for: (i) awards made during the applicable year and

(ii) awards made in prior years but for which we recognized compensation cost during the applicable year. For officers who became eligible during the applicable year for early retirement (for 2008, Mr. Hixon), the remaining cost of awards made in prior years must be recognized during the applicable year under FAS 123R. For discussions of the relevant assumptions made in calculating these amounts, see note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. For the grant date fair value of only those awards granted to the Named Executive Officers in 2008, see the Grants of Plan-Based Awards Table on page 36.

3Of these amounts for 2008, the following represent the aggregate change in the actuarial present value of the Named Executive Officer’s accumulated benefits under our Retirement Plan and Supplemental Benefit Plan during 2008: Mr. Moorman, $1,859,402, Ms. Butler, $279,412, Mr. Hixon, $352,293, Mr. Manion, $574,370, Mr. Rathbone, $465,533, Mr. Seale, $482,626, and Mr. Squires, $183,024. For Mr. Tobias, the amount shown does not include the $179,687 decrease in the actuarial present value of his accumulated benefits under these plans. The remainder of the amounts shown in this column for 2008 represent the amounts by which 2008 interest accrued on salary and bonuses deferred by them under the Officers’ Deferred Compensation Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code.

4For each Named Executive Officer, the amount for 2008 includes (i) perquisites as set forth in the table below, (ii) amounts reimbursed for the payment of taxes as follows: for Mr. Moorman, $17,295, Mr. Tobias, $9,044, Ms. Butler, $1,615, Mr. Hixon, $133, Mr. Manion, $5,866, Mr. Rathbone, $85, Mr. Seale, $6,535, and Mr. Squires, $1,181, and (iii) matching contributions to our Thrift and Investment Plan. For the following Named Executive Officers, also includes amounts we contributed to charitable organizations on their behalf pursuant to our matching gifts programs: for Mr. Moorman, $39,187, Mr. Tobias, $39,992, Ms. Butler, $7,000, Mr. Hixon, $39,000, Mr. Rathbone, $42,900, Mr. Seale, $18,904, and Mr. Squires, $27,600. For Mr. Moorman, also includes his proportional cost of NS-owned life insurance policies used to fund the Directors’ Charitable Award Program.

Perquisites for our Named Executive Officers during 2008 consisted of the following:

	Use of Corporate Aircraft ($)	Tax Preparation and Financial Planning ($)	Use of Corporate Auto ($)	Use of Corporate Facilities ($)	Annual Physicals ($)	Club Dues and Membership ($)	Spousal Meals & Travel ($)	Total ($)
C. W. Moorman	54,345	0	0	780	4,800	0	1,068	60,993

S. C. Tobias	89,002	0	0	52	0	0	177	89,231

D. H. Butler	0	2,000	0	0	4,000	0	0	6,000

J. A. Hixon	0	0	0	195	0	0	0	195

M. D. Manion	17,916	0	0	0	3,800	0	572	22,288

J. P. Rathbone	20,305	1,540	0	0	0	0	0	21,845

D. W. Seale	8,361	2,000	0	780	4,800	0	578	16,519

J. A. Squires	0	0	0	0	3,800	0	177	3,977

Perquisites also included participation in the Executive Accident Plan, for which there was no aggregate incremental cost. All perquisites are valued on the basis of aggregate incremental cost to us. With regard to personal use of company aircraft, aggregate incremental cost is calculated as the weighted-average cost of fuel, crew hotels and meals, aircraft maintenance and other variable costs. Use of corporate aircraft includes use by the Named Executive Officers and their spouses and other family members, as permitted by resolution of the Board of Directors.

2008 Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units[4] (#) (i)	All Other Option Awards: Number of Securities Underlying Options[5] (#) (j)	Exercise or Base Price of Option Awards[6] ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards[7] ($) (l)
Name (a)	Grant Date (b)	Committee Action Date[1]	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Charles W. Moorman, IV	01/22/08	01/22/08	114,000	1,254,000	1,900,000
	01/24/08	01/22/08				8,338	62,500	125,000				5,254,668
	01/24/08	01/22/08							30,000			1,513,950
	01/24/08	01/22/08								125,000	50.74	2,415,000

Stephen C. Tobias	01/22/08	01/22/08	52,650	579,150	877,500
	01/24/08	01/22/08				3,335	25,000	50,000				2,101,868
	01/24/08	01/22/08							30,000			1,513,950
	01/24/08	01/22/08								50,000	50.74	966,000

Deborah H. Butler	01/22/08	01/22/08	32,625	358,875	543,750
	01/24/08	01/22/08				2,268	17,000	34,000				1,429,270
	01/24/08	01/22/08							7,000			353,255
	01/24/08	01/22/08								34,000	50.74	656,880

James A. Hixon	01/22/08	01/22/08	37,500	412,500	625,000
	01/24/08	01/22/08				2,268	17,000	34,000				1,429,270
	01/24/08	01/22/08							7,000			353,255
	01/24/08	01/22/08								34,000	50.74	656,880

Mark D. Manion	01/22/08	01/22/08	37,500	412,500	625,000
	01/24/08	01/22/08				2,268	17,000	34,000				1,429,270
	01/24/08	01/22/08							7,000			353,255
	01/24/08	01/22/08								34,000	50.74	656,880

John P. Rathbone	01/22/08	01/22/08	37,500	412,500	625,000
	01/24/08	01/22/08				2,268	17,000	34,000				1,429,270
	01/24/08	01/22/08							7,000			353,255
	01/24/08	01/22/08								34,000	50.74	656,880

Donald W. Seale	01/22/08	01/22/08	37,500	412,500	625,000
	01/24/08	01/22/08				2,268	17,000	34,000				1,429,270
	01/24/08	01/22/08							7,000			353,255
	01/24/08	01/22/08								34,000	50.74	656,880

James A. Squires	01/22/08	01/22/08	32,625	358,875	543,750
	01/24/08	01/22/08				2,268	17,000	34,000				1,429,270
	01/24/08	01/22/08							7,000			353,255
	01/24/08	01/22/08								34,000	50.74	656,880

1Consistent with past practice, our Compensation Committee made all equity awards to directors and executive officers effective on the day after a full trading day has elapsed following the release of our fiscal year financial results. Because the meeting at which these awards were made occurred prior to the effective date of the awards, we have provided both dates in accordance with SEC rules. See page 29 of our Compensation Discussion and Analysis for further discussion of our equity award grant practices.

        2These awards were made pursuant to our Executive Management Incentive Plan (“EMIP”) and were earned upon the achievement of certain performance goals established by the Compensation Committee for the fiscal year ended December 31, 2008. For a discussion of these performance goals, see page 28 of our Compensation Discussion and Analysis included in this proxy statement. Our Compensation Committee targeted a payout of 66% in 2008 in setting the annual performance goals for EMIP incentive awards. Consequently, the target amounts in this column assume that the Named Executive Officers earned 66% of the maximum potential EMIP awards that they could have earned. The threshold amounts assume that the Named Executive Officers earned the minimum EMIP awards based on performance required to trigger any level of payment; if company performance fell below performance goals required to earn the threshold amount, they would not have been entitled to any EMIP awards. Our Named Executive Officers actually earned 92.6% of their maximum potential EMIP awards based on our performance during 2008, which amounts are included under “Non-Equity Incentive Compensation” in the Summary Compensation Table.

3These amounts represent grants of performance share units made pursuant to our Long-Term Incentive Plan (“LTIP”). These performance share units will be earned over the performance cycle ending December 31, 2010. For a discussion of the other material terms of these awards, see the narrative discussion which follows this table. LTIP does not provide a performance target for earning performance share units under this feature of the plan; however, the Compensation Committee targets a payout of 50% in setting the performance goals for performance share unit awards. Consequently, the target amounts assume that the Named Executive Officers will earn 50% of the maximum potential number of performance share units that can be earned under the awards. The threshold amounts assume that the Named Executive Officers will earn the minimum number of performance share units based on performance required to trigger any level of payment; if company performance fell below performance goals required to earn the threshold amount, they would not receive any performance share units. Our Named Executive Officers actually earned 87.2% of their maximum potential performance share unit awards for the performance cycle ended December 31, 2008, based on our performance during the three-year period ended December 31, 2008.

4These amounts represent grants of restricted stock units made under LTIP. For a discussion of the material terms of these awards, see the narrative discussion which follows this table.

5These options (of which the first 1,970 granted to each Named Executive Officer are incentive stock options and the remainder are non-qualified stock options) were granted as of January 24, 2008, and are exercisable as of January 24, 2011. Dividend equivalents are paid in cash to active employees on unexercised options for five years in an amount equal to, and commensurate with, dividends paid on our common stock.

6Our Compensation Committee granted these options at an exercise price equal to the higher of the closing market price or the average of the high and low prices of our common stock on the effective date of the grant. The average price was lower than the closing price on the date of grant, so the exercise price shown is the closing price on the date of grant. The exercise price may be paid in cash or in shares of our common stock (previously owned by the optionee for at least one year preceding the date of exercise) valued on the date of exercise.

7Amounts represent the full grant date fair value of each equity award computed in accordance with FAS 123R. For awards that entitle the Named Executive Officers to dividends or dividend equivalents, those amounts are included in the FAS 123R grant date fair values.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Awards

Our Long-Term Incentive Plan (“LTIP”), as last approved by stockholders in 2005, provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares, restricted stock units and performance share units to directors, officers and other key employees of Norfolk Southern and its subsidiaries. The Compensation Committee administers LTIP and has sole discretion (except as the Committee may have delegated to the Chief Executive Officer) to:

•	interpret LTIP;

•	select LTIP participants;

•	determine the type, size, terms and conditions of awards under LTIP;

•	authorize the grant of such awards; and

•	adopt, amend and rescind rules relating to LTIP.

Except for capital adjustments such as stock splits, the exercise price of a stock option granted under LTIP may not be decreased after the option is granted, nor may any outstanding option be modified or replaced through cancellation if the effect would be to reduce the price of the option, unless the repricing, modification or replacement is approved by our stockholders. Receipt of an award under LTIP in 2008 was made contingent upon the participant’s execution of a non-competition agreement, and all awards are subject to forfeiture in the event the participant “engages in competing employment” for a period of time following retirement.

The Compensation Committee met to approve the 2008 option grants on January 22, 2008. In order to permit thorough dissemination of our financial results for the fiscal year ended December 31, 2007, the Committee made these grants effective January 24, 2008. See page 29 of our Compensation Discussion and Analysis for further discussion of our equity award grant practices. These options become exercisable as of January 24, 2011, or if the Named Executive Officer retires before that date, the later of retirement or one year after the grant date. Dividend equivalents are paid in cash to active employees on unexercised options for five years in an amount equal to, and commensurate with, regular quarterly dividends paid on our common stock. The exercise price may be paid in cash or in shares of our common stock valued at fair market value on the date of exercise.

The restricted stock units awarded in 2008 are subject to a five-year restriction period and will be settled in shares of our common stock. Dividend equivalents are paid in cash on restricted stock units in an amount equal to, and commensurate with, dividends paid on our common stock. During the restriction period, the holder of restricted stock units has no voting or investment power over the underlying common stock.

Performance share units entitle a recipient to receive performance-based compensation at the end of a three-year performance cycle based on our performance during that three-year period. For awards made in 2008, the award cycle began on January 1, 2008 and ends December 31, 2010. Under the 2008 performance share unit awards, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for earning up to one-third of the total number of performance share units granted (with each one-third portion vesting independent of the other portions): (1) three-year average return on average invested capital, (2) three-year average operating ratio, and (3) three-year total return to stockholders. A more detailed discussion of these performance criteria can be found beginning on page 30 of our Compensation Discussion and Analysis included in this proxy statement. Performance share units that are earned will be paid one-half in cash and one-half in shares of our common stock.

For 2008, awards to our Named Executive Officers under the Executive Management Incentive Plan (“EMIP”) were paid based on our performance relative to the following pre-determined criteria: operating ratio, pre-tax net income, and a composite of three service measures, consisting of adherence to operating plan, connection performance and train performance. The performance standards relative to these criteria were established by the Compensation Committee in January 2008. A more detailed discussion of these performance criteria can be found on page 28 of our Compensation Discussion and Analysis included in this proxy statement.

The Compensation Committee set Mr. Moorman’s 2008 incentive opportunity at 200% of his 2008 base salary, Mr. Tobias’s at 135% of his 2008 base salary, and the remaining Named Executive Officers’ at 125% of their 2008 base salaries. For 2008, all Named Executive Officers earned 92.6% of their individual incentive opportunity EMIP awards. These amounts are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

For further discussion of our plans and how these LTIP and EMIP awards fit into our executive compensation program, see the Compensation Discussion and Analysis beginning on page 24 of this proxy statement.

Outstanding Equity Awards at Fiscal Year-End 2008

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)[3] (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)[4] (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[5] (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[4] (j)
C. W. Moorman	75,554				22.4900	01/27/12	220,000	10,351,000	218,000	10,256,900
	30,000				19.6250	02/02/13
	30,000				22.0200	01/29/14
	45,000				34.1000	01/27/15
	75,000				49.4250	01/26/16
		125,000	[1]		49.5550	01/24/17
		125,000	[2]		50.7400	01/23/18

S. C. Tobias	45,459				22.0200	01/29/14	140,000	6,587,000	87,200	4,102,760
	35,000				34.1000	01/27/15
	30,000				49.4250	01/26/16
		50,000	[1]		49.5550	01/24/17
		50,000	[2]		50.7400	01/23/18

D. H. Butler	5,300				34.1000	01/27/15	18,150	853,958	35,316	1,661,618
	4,100				49.4250	01/26/16
		6,500	[1]		49.5550	01/24/17
		34,000	[2]		50.7400	01/23/18

J. A. Hixon	60,000				22.4900	01/27/12	75,000	3,528,750	59,296	2,789,877
	40,000				19.6250	02/02/13
	30,000				22.0200	01/29/14
	16,000				34.1000	01/27/15
	20,000				49.4250	01/26/16
		34,000	[1]		49.5550	01/24/17
		34,000	[2]		50.7400	01/23/18

M. D. Manion	25,554				22.4900	01/27/12	75,000	3,528,750	59,296	2,789,877
	24,905				19.6250	02/02/13
	25,000				22.0200	01/29/14
	16,000				34.1000	01/27/15
	20,000				49.4250	01/26/16
		34,000	[1]		49.5550	01/24/17
		34,000	[2]		50.7400	01/23/18

J. P. Rathbone	30,000				22.4900	01/27/12	75,000	3,528,750	59,296	2,789,877
	30,000				19.6250	02/02/13
	30,000				22.0200	01/29/14
	16,000				34.1000	01/27/15
	20,000				49.4250	01/26/16
		34,000	[1]		49.5550	01/24/17
		34,000	[2]		50.7400	01/23/18

D. W. Seale	6,462				15.4750	01/28/11	75,000	3,528,750	59,296	2,789,877
	60,000				22.4900	01/27/12
	24,905				19.6250	02/02/13
	30,000				22.0200	01/29/14
	16,000				34.1000	01/27/15
	20,000				49.4250	01/26/16
		34,000	[1]		49.5550	01/24/17
		34,000	[2]		50.7400	01/23/18

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)[3] (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)[4] (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[5] (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[4] (j)

J. A. Squires	5,904				16.9375	01/30/10	25,550	1,202,128	39,240	1,846,242
	3,231				15.4750	01/28/11
	4,446				22.4900	01/27/12
	12,000				19.6250	02/02/13
	13,000				22.0200	01/29/14
	9,000				34.1000	01/27/15
	6,800				49.4250	01/26/16
		11,000	[1]		49.5550	01/24/17
		34,000	[2]		50.7400	01/23/18

1These options vest on January 25, 2010 or, if the Named Executive Officer retires before that date, the later of retirement or one year after the grant date.

2These options vest on January 24, 2011 or, if the Named Executive Officer retires before that date, the later of retirement or one year after the grant date.

3The following table provides information with respect to the vesting of each Named Executive Officer’s restricted shares:

Name	Award Type	01/27/09	01/28/10
C. W. Moorman	Restricted Shares	37,500	54,000
S. C. Tobias	Restricted Shares	15,000	42,000
D. H. Butler	Restricted Shares	2,050	3,180
J. A. Hixon	Restricted Shares	10,000	24,600
M. D. Manion	Restricted Shares	10,000	24,600
J. P. Rathbone	Restricted Shares	10,000	24,600
D. W. Seale	Restricted Shares	10,000	24,600
J. A. Squires	Restricted Shares	3,400	5,400

The following table provides information with respect to the vesting of each Named Executive Officer’s restricted stock units:

Name	Award Type	01/27/09	01/28/10	01/25/12	01/24/13
C. W. Moorman	Restricted Stock Units	37,500	36,000	25,000	30,000
S. C. Tobias	Restricted Stock Units	15,000	28,000	10,000	30,000
D. H. Butler	Restricted Stock Units	2,050	2,120	1,750	7,000
J. A. Hixon	Restricted Stock Units	10,000	16,400	7,000	7,000
M. D. Manion	Restricted Stock Units	10,000	16,400	7,000	7,000
J. P. Rathbone	Restricted Stock Units	10,000	16,400	7,000	7,000
D. W. Seale	Restricted Stock Units	10,000	16,400	7,000	7,000
J. A. Squires	Restricted Stock Units	3,400	3,600	2,750	7,000

4These values are based on the $47.05 closing market price of our common stock on December 31, 2008.

5These amounts represent (i) grants of performance share units made in 2007 pursuant to the Long-Term Incentive Plan (“LTIP”) that will be earned out over the three-year period ending

December 31, 2009, and (ii) grants of performance share units made in 2008 pursuant to LTIP that will be earned out over the three-year period ending December 31, 2010. Because our performance during the three-year period ended December 31, 2008 resulted in performance share award earnouts which exceeded amounts targeted by our Compensation Committee, the amounts in this column represent 87.2%—the actual percentage earned out for the performance cycle ended December 31, 2008—of the maximum number of performance share units which may be earned by each Named Executive Officer for the performance cycle ending December 31, 2009, and December 31, 2010. Actual results may cause the Named Executive Officers to earn fewer or more performance share units. Performance share units that are earned will be paid one-half in cash and one-half in shares of our common stock.

Option Exercises and Stock Vested in 2008

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)[1] (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
C. W. Moorman	53,538 4,446	2,665,657 137,115	0	0

S. C. Tobias	5,095 4,541 95,554 5,904 6,462 4,446 100,000	270,264 230,002 4,250,720 282,580 318,738 188,110 3,847,000	0	0

D. H. Butler	0	0	0	0

J. A. Hixon	6,462 13,100 438 20,000 10,000 10,000	256,897 583,605 19,587 769,400 437,550 514,050	0	0

M. D. Manion	13,538 10,000 6,462 40,000 5,095 4,446	473,695 308,400 303,262 1,750,200 271,895 224,523	0	0

J. P. Rathbone	3,611 1,512 4,392 6,462 3,538	99,907 58,087 194,599 295,766 199,260	0	0

D. W. Seale	5,095 6,462 3,538 20,000	210,322 293,569 173,592 841,000	0	0

J. A. Squires	3,611 10,554	69,954 515,404	0	0

1Represents the difference between the average of the high and low of the market price(s) of the underlying common stock on the day of exercise and the exercise price of the option(s).

Retirement Benefits

2008 Pension Benefits Table

The following table shows, as of December 31, 2008, each Named Executive Officer’s years of credited service, present value of accumulated benefit and benefits received, if any, under each of (i) the tax-qualified Retirement Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the “Retirement Plan”) and (ii) the non-qualified Supplemental Benefit Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the “SERP”).

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Charles W. Moorman, IV	Retirement Plan SERP	36 36	1,312,211 6,507,299	0 0

Stephen C. Tobias	Retirement Plan SERP	39 40	1,860,872 7,095,928[1]	0 0

Deborah H. Butler	Retirement Plan SERP	31 31	615,186 891,177	0 0

James A. Hixon	Retirement Plan SERP	24 24	618,274 1,725,698	0 0

Mark D. Manion	Retirement Plan SERP	34 34	841,581 2,453,804	0 0

John P. Rathbone	Retirement Plan SERP	28 28	889,796 2,148,531	0 0

Donald W. Seale	Retirement Plan SERP	33 33	902,955 2,466,552	0 0

James A. Squires	Retirement Plan SERP	17 17	244,000 432,625	0 0

1Reflects enhanced pension benefits under an agreement approved by our Board of Directors on September 25, 2001 (and included in Column c). This agreement was provided in exchange for Mr. Tobias’ continued employment with Norfolk Southern for an additional two years. A form of this agreement was filed as an exhibit to our Form 10-Q for the quarter ended September 30, 2001. Because Mr. Tobias remained employed with us through September 30, 2003, (i) he received three additional years of creditable service and (ii) his benefit is based on average annual compensation for the three most highly compensated years, instead of the five most highly compensated years, out of the last ten years of creditable service. Under the Retirement Plan and the SERP, not more than 40 years of creditable service can be used in determining a participant’s pension benefit. Because Mr. Tobias has 39 years of actual creditable service, the years of service enhancement under the agreement provides only one year of additional benefit to him, which increased the present value of his accumulated benefits by $167,654.

Narrative to Pension Benefits Table

The above table shows the number of years of credited service and the actuarial present value of each Named Executive Officer’s accumulated benefits under our defined benefit plans as of December 31, 2008, which is the pension plan measurement date we use for financial reporting purposes. A retirement age of 60 is assumed for purposes of the table, the earliest time at which a participant may retire under the plans without any benefit reduction due to age. For those participants over the age of 60, their actual ages were used. For a discussion of the other material assumptions applied in quantifying the present values of the above accrued benefits, see note 10 to our financial statements included with our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The benefits shown are in addition to amounts payable under the U.S. Railroad Retirement Act.

Under the Retirement Plan and the SERP, except as noted above or in the event of a change in control (see below), each Named Executive Officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% of total years of creditable service, but not in excess of 40 years of creditable service (which would be equivalent to a maximum of 60% of such average compensation), less an offset for the annual Railroad Retirement Act annuity. Average compensation includes salary (including any pre-tax contributions the Named Executive Officer makes to our: (i) 401(k) plan; (ii) Comprehensive Benefits Plan (for medical, dental and similar coverages); and (iii) pre-tax transportation plan), awards under the Executive Management Incentive Plan and unused vacation amounts paid upon severance from employment. Under the Retirement Plan and the SERP, annual retirement benefits will be payable to each Named Executive Officer upon retirement and, upon the Named Executive Officer’s death, to his or her spouse on a joint-and-survivor-annuity basis.

Mr. Tobias is eligible for full retirement benefits without any benefit reduction due to age. Messrs. Moorman, Hixon, Manion, Rathbone, and Seale are eligible for early retirement since they have reached age 55 and have 10 years of creditable service. If Messrs. Moorman, Hixon, Manion, Rathbone, and Seale choose to retire prior to age 60, their benefits will be reduced by 1/360th for each month they are under age 60 at the time of retirement.

We have no policy with regard to granting extra years of credited service. However, as noted above, our Board has in certain circumstances credited executives with additional years of service. In addition, as described below, our change-in-control agreements provide for additional years of credited service in limited circumstances.

Deferred Compensation

Our Named Executive Officers may have deferred the receipt of portions of their compensation under two separate deferred compensation plans: the Officers’ Deferred Compensation Plan (“ODCP”) and the Executives’ Deferred Compensation Plan (“EDCP”). The table and narrative below describe the material elements of these plans.

2008 Nonqualified Deferred Compensation Table

Name (a)	Plan	Executive Contributions in Last FY ($)[1] (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)[2] (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)[3] (f)
Charles W. Moorman, IV	ODCP	0	0	37,972	0	441,629
	EDCP	215,600	0	(59,661)	0	155,939

Stephen C. Tobias	ODCP	0	0	761,025	0	6,876,071
	EDCP	0	0	0	0	0

Deborah H. Butler	ODCP	0	0	29,020	0	350,116
	EDCP	170,582	0	(115,999)	0	1,058,667

James A. Hixon	ODCP	0	0	40,802	0	493,124
	EDCP	71,591	0	(220,768)	0	519,506

Mark D. Manion	ODCP	0	0	124,880	0	1,267,692
	EDCP	268,175	0	(270,061)	0	486,373

John P. Rathbone	ODCP	0	0	132,288	0	1,335,887
	EDCP	0	0	0	0	0

Donald W. Seale	ODCP	0	0	203,729	0	2,317,110
	EDCP	171,599	0	(227,076)	0	969,807

James A. Squires	ODCP	0	0	0	0	0
	EDCP	94,173	0	(144,168)	0	302,777

1Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column(s) of the Summary Compensation Table.

2Of these amounts, the following amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table and represent the extent to which 2008 interest accrued on salary and bonuses deferred under the Officers’ Deferred Compensation Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code: Mr. Moorman, $7,902; Mr. Tobias, $245,073; Ms. Butler, $5,322; Mr. Hixon, $6,689; Mr. Manion, $27,643; Mr. Rathbone, $28,002; Mr. Seale, $38,953; and Mr. Squires, $0.

3Of these amounts, the following amounts have been previously reported as compensation to the Named Executive Officer in our Summary Compensation Tables beginning with the fiscal year ended December 31, 2006: Mr. Moorman, $13,715; Mr. Tobias, $406,059; Mr. Manion, $400,597; Mr. Seale, $440,798; and Mr. Squires, $100,250.

Narrative to Nonqualified Deferred Compensation Table

The 2008 Nonqualified Deferred Compensation table presents amounts deferred under (i) the Officers’ Deferred Compensation Plan and (ii) the Executives’ Deferred Compensation Plan. Amounts deferred are credited to a separate memorandum account maintained in the name of each participant. We do not make contributions to participants’ accounts.

Amounts deferred before January 1, 2001, were deferred under the Officers’ Deferred Compensation Plan and earn a fixed rate of interest, which is credited to the account at the beginning of each quarter. In general, the fixed interest rate is determined on the basis of the participant’s age at the time of the deferral. The total amount so credited for amounts deferred before January 1, 2001 (including interest earned thereon) is distributed in five or ten annual installments, determined on the basis of the participant’s age at the time of deferral, beginning in the year following the year in which the participant retires. However, in the case of amounts deferred in 1987, the total amount so credited will be distributed in fifteen annual installments beginning in the year following the year in which the participant retires.

Amounts deferred on or after January 1, 2001, have been deferred under the Executives’ Deferred Compensation Plan. Participants may defer up to 25% of base salary and 100% of EMIP bonus payments and are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the participant. The hypothetical investment options include various mutual funds as crediting indices. With respect to each deferral, participants may choose to receive a distribution at the earliest of separation from service, disability, or a date that is at least five years but not more than 15 years after the deferral year has ended. The total amount credited to a participant will be distributed, in accordance with the participant’s elected distribution option, in one lump sum or a stream of annual cash payments. If an amount that was deferred on or after January 1, 2005 (including earnings equivalents thereon) is being distributed due to separation from service, the distribution will occur or commence at the later of (i) the beginning of the year following the year in which the participant separates from service, or (ii) six months from the date of separation from service.

Our commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance with executive officers as insureds under the policies. If the Board of Directors determines at any time that changes in the law affect our ability to recover the cost of providing the benefits payable under the Executives’ Deferred Compensation Plan and the Officers’ Deferred Compensation Plan, the Board, in its discretion, may reduce the interest and/or earnings on deferrals. With respect to the Officers’ Deferred Compensation Plan, the adjusted rate of interest may not be less than one-half the rate otherwise provided for in the plan. For the Executives’ Deferred Compensation Plan, the adjusted rate may not be less than the lesser of (a) one-half the rate of earnings otherwise provided for in the Executives’ Deferred Compensation Plan or (b) 7%.

Potential Payments Upon a Change in Control or Other Termination of Employment

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our Named Executive Officers in the event of a termination of their employment with our company. Each of the circumstances that would require us to pay post-employment benefits is discussed below.

Change-in-Control Agreements

Generally

We have entered into change-in-control agreements with a number of key executives, including our Named Executive Officers. A Named Executive Officer will only receive the benefits provided under these agreements if:

•	a change in control of Norfolk Southern occurs, and

•

within two years of the change in control, we terminate the Named Executive Officer’s employment for any reason other than for “cause,” death, total disability or mandatory retirement, or the Named Executive Officer terminates his or her employment with us for “good reason.”

Definition of Change in Control

Generally, under these agreements, a change in control is defined as:

•	a merger, sale of all or substantially all of our assets or similar fundamental transaction which results in our stockholders holding less than 80% of the voting power of the combined company;

•	a stockholder-approved consolidation or dissolution pursuant to a recommendation of our Board of Directors;

•

a change in the composition of the Board of Directors that results in less than a majority of Board members having either (i) served on the Board for at least two years or (ii) been nominated or elected to be a director by at least two-thirds of directors who had at least two years of service at the time of the director’s nomination or election;

•	any person or organization acquires more than 20% of our voting stock; or

•	a determination by the Board that an event similar to those listed above has occurred or is imminent.

As noted below, the Named Executive Officers are entitled to accelerated payouts of amounts deferred under the Officers’ Deferred Compensation Plan and the Executives’ Deferred Compensation Plan (“EDCP”) upon a change in control. For amounts deferred after 2004 under the EDCP, only events described above that also constitute a change in control as defined in the regulations to Section 409A of the Internal Revenue Code will result in accelerated distribution of those amounts.

Benefits Payable Upon Termination Following a Change in Control

Under our change-in-control agreements, the Named Executive Officers who become entitled to the benefits under those agreements are generally entitled to receive:

•	three times their annual base salary plus incentive pay;

•	accrued but unpaid compensation;

•	a cash payment for unearned performance share units awarded and as to which the performance cycle has not been completed;

•	all dividend equivalents to which they would have been entitled had their employment not been terminated;

•	early payout of compensation that was deferred under our non-qualified deferred compensation plans;

•	accrued pension benefits, as modified by years of service and average final compensation enhancements provided by the change-in-control agreements;

•	unused vacation for the year of termination, plus vacation for the following year;

•	continued payment of premiums on the Named Executive Officer’s life insurance policy under our Executive Life Insurance Plan; and

•

continued medical and dental benefits, and $50,000 in group-term life insurance coverage, for a specified number of years but subject to termination if the Named Executive Officer receives substantially similar benefits from another employer after the termination of employment.

In addition, the Named Executive Officers are generally entitled to receive a payment in an amount sufficient to make them whole for any Federal excise tax on excess parachute payments.

The benefits to be provided to our Named Executive Officers under the change-in-control agreements are quantified in the table below. If we had terminated the Named Executive Officers’ employment for reasons described below under “Events Triggering Change in Control Payments,” these benefits would generally have been payable in a lump sum within ten business days of termination. However, any Severance Pay, Performance Share Unit equivalent, Accelerated Dividend equivalent, Vacation Pay and Prorata Incentive Pay would have been payable no earlier than six months after the Named Executive Officer’s termination date if the Named Executive Officer was a “Specified Employee” on his or her termination date and if the change in control was not a change in control as defined in the regulations to Section 409A of the Internal Revenue Code. A “Specified Employee” is, generally speaking, one of the 50 most highly compensated employees, and the term is defined within the change in control agreement. If payment of any amounts were delayed because the Named Executive Officer was a Specified Employee, the delayed payment would have been credited with interest during the period from the termination date until the benefit was distributed at 120% of the short term Applicable Federal Rate determined under section 1274(d) of the Internal Revenue Code that was in effect on the Named Executive Officer’s termination date.

Executive Benefits and Payments Upon Change in Control	Charles W. Moorman, IV1	Deborah H. Butler[1]	Stephen C. Tobias[1]	James A. Hixon[1]	Mark D. Manion[1]	John P. Rathbone[1]	Donald W. Seale[1]	James A. Squires[1]
Compensation
Severance Pay[2]	$8,550,000	$2,936,250	$4,582,500	$3,375,000	$3,375,000	$3,375,000	$3,375,000	$2,936,250
Long Term Compensation
Performance Share Units
2007-2009 (performance period)[3]	$4,846,150	$252,000	$1,938,460	$1,318,153	$1,318,153	$1,318,153	$1,318,153	$426,461
2008-2010 (performance period)[3]	$4,846,150	$1,318,153	$1,938,460	$1,318,153	$1,318,153	$1,318,153	$1,318,153	$1,318,153
Stock Options[4]	$0	$0	$0	$0	$0	$0	$0	$0
Accelerated Dividends	$1,710,625	$267,028	$818,741	$472,296	$472,296	$472,296	$472,296	$302,937
Restricted Stock[5]	$0	$0	$0	$0	$0	$0	$0	$0
Deferred Compensation6*	$277,631	$899,684	$0	$539,622	$1,044,752	$849,802	$1,608,192	$421,361

Benefits and Perquisites
Incremental Non-Qualified Pension7*	$11,178,000	$3,087,000	$10,633,000	$3,370,000	$3,727,000	$3,984,000	$4,540,000	$1,088,000
Post-retirement health and welfare benefits*	$22,641	$22,641	$22,641	$22,641	$15,094	$22,641	$22,641	$22,641
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$0
Disability Benefits	$0	$0	$0	$0	$0	$0	$0	$0
Vacation Pay	$90,996	$41,667	$62,261	$47,893	$47,893	$47,893	$47,893	$33,333
Post-retirement life insurance[8]	$0	$23,441	$37,717	$16,238	$14,157	$0	$4,375	$28,138
Prorata Incentive Pay	$0	$0	$0	$0	$0	$0	$0	$0
Excise Tax Gross-up on Severance Benefits[9]	$15,174,832	$4,167,865	$0	$4,230,536	$5,159,863	$4,513,810	$5,497,583	$3,090,825

Total	$46,697,025	$13,015,729	$20,033,780	$14,710,532	$16,492,361	$15,901,748	$18,204,286	$9,668,099

*Payable in accordance with the applicable plan.

1This analysis assumes that on December 31, 2008, (i) a change-in-control of our company occurred and (ii) each of the above Named Executive Officer’s employment with us was terminated without cause.

2These amounts represent three times the sum of each Named Executive Officer’s base salary plus Executive Management Incentive Plan (“EMIP”) incentive pay. If the Named Executive Officer had elected to defer either a portion of salary or bonus under the Executives’ Deferred Compensation Plan, then a corresponding portion of this amount would have been deferred and subsequently paid in accordance with the Named Executive Officer’s original deferral election rather than distributed in a lump sum.

3These amounts represent benefits to which the Named Executive Officer would otherwise be entitled absent a change in control. Values based on (i) the $47.05 closing market price of our common stock on December 31, 2008, and (ii) the average earnout for performance share units for the two most recently completed cycles (82.4%), which is the assumed earnout required under the change-in-control agreements. See the Outstanding Equity Awards at Fiscal

Year-End Table for each Named Executive Officer’s outstanding performance share unit awards. Performance share units are earned over a three-year cycle ending each December 31. SEC rules require that we assume a change in control occurred on the last day of our fiscal year. Therefore, our Named Executive Officers were fully vested in their performance share unit awards for the performance cycle ended December 31, 2008, and these awards are excluded from the above amounts.

4Excludes the value of vested options held by each Named Executive Officer as of December 31, 2008. Under each Named Executive Officer’s change-in-control agreement, in the event his or her employment with us is terminated in connection with a change in control, we are required to pay him or her the then current spread value of his or her vested options rather than require him or her to exercise them and sell the underlying shares. Based on the $47.05 closing market price of our common stock on December 31, 2008, the values of those options were as follows: Mr. Moorman, $4,012,006, Mr. Tobias, $1,591,098, Ms. Butler, $68,635, Mr. Hixon, $3,528,700, Mr. Manion, $2,143,576, Mr. Rathbone, $2,517,650, Mr. Seale, $3,318,757, and Mr. Squires, $1,160,035. See the Outstanding Equity Awards at Fiscal Year-End Table for more information regarding these options. Unvested options do not provide for accelerated vesting at the time of a change in control and would be forfeited upon termination of their employment. Accordingly, options which were unvested as of December 31, 2008, are excluded from these amounts.

5The change-in-control agreements do not provide for the acceleration of any unvested restricted shares or restricted stock units held by Named Executive Officers at the time their employment with us is terminated or upon a change in control. Under the terms of the Long-Term Incentive Plan (“LTIP”), they will forfeit any unvested restricted shares and restricted stock units if their employment is terminated for any reason other than retirement, disability or death. The Compensation Committee of Norfolk Southern’s Board of Directors has the authority under LTIP to waive any restrictions on restricted shares and restricted stock units.

6Amount does not include the aggregate balance of the Named Executive Officer’s deferred compensation account as of December 31, 2008, in which the Named Executive Officer is currently vested. See column (f) of the Nonqualified Deferred Compensation Table for this amount. If the change in control was not a change in control as defined in the regulations to Section 409A of the Internal Revenue Code, then any portion of the deferred compensation that was subject to Section 409A would have been payable at the time and in the form provided under the terms of the plan under which the Named Executive Officer earned the benefit, without any acceleration or other alteration in the time and form of payment as a result of the change in control.

7Represents the amount by which the Named Executive Officer’s pension benefit, as enhanced by the change-in-control agreement, exceeds the actuarial present value of his or her accumulated pension benefits as of December 31, 2008. Amount does not include the actuarial present value of the Named Executive Officers’ accumulated pension benefits as of December 31, 2008. See the Pension Benefits Table for a description of the pension benefits to which the Named Executive Officers are entitled upon their retirement.

8The change-in-control agreements obligate us to pay the premiums on the Named Executive Officers’ life insurance policies as if the Named Executive Officer terminated due to retirement under the Executive Life Insurance Plan. These amounts represent the remaining premiums required to be paid to fully fund each policy in the minimum number of level annual premiums allowable without causing the policy to violate Section 7702 of the Internal Revenue Code.

9These amounts are payable as and when the tax is imposed and paid. These amounts do not take into account potential mitigation of our excise tax gross-up obligations for those portions of the above compensation that may be determined to be reasonable compensation or are being paid in consideration of the non-competition covenants contained in the change-in-control agreements.

Events Triggering Change in Control Payments

If we terminate a Named Executive Officer’s employment with us for “cause,” we will not be required to pay the benefits provided under his or her change-in-control agreement. “Cause” is defined as any of the following and the result of the same is materially harmful to us:

•	an intentional act of fraud, embezzlement or theft in connection with the executive’s duties or in the course of his or her employment with us;

•	intentional wrongful damage to our property;

•	intentional wrongful disclosure of secret processes or of our confidential information; or

•	intentional violation of our Code of Ethics.

In addition, if a Named Executive Officer terminates employment with us within two years of a change in control for any of the following “good reasons,” we are required to pay the Named Executive Officer the benefits provided under his or her change-in-control agreement:

•	the Named Executive Officer is not elected or reelected to the office held immediately prior to the change in control, or—if serving as a director—he or she is removed as a director;

•	the Named Executive Officer’s salary or bonus opportunity is materially reduced below the amounts in effect prior to the change in control;

•

we terminate or materially reduce the value or scope of the Named Executive Officer’s perquisites, benefits and service credit for benefits provided under any employee retirement income or welfare benefit policies, plans, programs or arrangements in which he or she is participating immediately prior to the change in control and which have substantial value;

•

the Named Executive Officer determines in good faith that following the change in control, he or she has been rendered substantially unable to carry out or has suffered a substantial reduction in any of the substantial authorities, powers, functions, responsibilities or duties attached to the position he or she held immediately prior to the change in control;

•	the successor to the change in control does not assume all of our duties and obligations under the change-in-control agreement;

•

we require that the Named Executive Officer relocate his or her principal location of work in excess of 50 miles from his or her employment location immediately prior to the change in control, or that the Named Executive Officer travel away from his or her office significantly more than was required immediately prior to the change in control; or

•	there is any material breach of the change-in-control agreement by us or our successor.

Requirement Not to Compete

In exchange for the benefits provided under the change-in-control agreements and to help encourage management continuity, the Named Executive Officers agreed not to engage in competing employment for a period of three years from the date they originally executed the agreements and, if they accept benefits payable or provided under the agreements, they may not engage in competing employment for a period of one year from the date they are terminated following the change in control. “Competing employment” for this purpose is the provision of services of any type, kind or nature and in any capacity to any organization or person that is, that controls, that is controlled by, or one of whose significant customers or clients is (i) a Class I railroad operating in the United States, Canada or Mexico, (ii) an interstate trucking company operating in the United States, Canada or Mexico or (iii) a provider or arranger of intermodal services of any kind or nature, any portion of which services is provided or arranged in the United States.

Retirement

As of December 31, 2008, all Named Executive Officers other than Ms. Butler and Mr. Squires were of retirement age under our retirement plans. See “Termination for Any Other Reason” below for a discussion of the benefits to which Ms. Butler and Mr. Squires would have been entitled had either retired as of December 31, 2008. Mr. Tobias was eligible to retire as of December 31, 2008, with unreduced pension benefits under our retirement plans. Messrs. Moorman, Hixon, Manion, Rathbone, and Seale were eligible to retire and choose to receive either (i) a temporary retirement benefit not to exceed $500 per month until reaching age 60, and thereafter the full amount of the accrued pension benefits disclosed in the Pension Benefits Table, or (ii) a reduced amount of the pension benefits disclosed in the Pension Benefits Table. Assuming each of the current Named Executive Officers other than Ms. Butler and Mr. Squires retired as of December 31, 2008, in addition to these pension benefits and the deferred compensation amounts disclosed in the Nonqualified Deferred Compensation Table, each of them would have been eligible for the following benefits:

Name	Performance Share Units[1]	Restricted Stock and Restricted Stock Units[2]	Medical Benefits[3]	Life Insurance[4]	Total
Charles W. Moorman, IV	$10,256,900	$10,351,000	$141,703	$0	$20,749,603

Stephen C. Tobias	$4,102,760	$6,587,000	$102,672	$37,717	$10,830,149

James A. Hixon	$2,789,877	$3,528,750	$166,606	$16,238	$6,501,471

Mark D. Manion	$2,789,877	$3,528,750	$166,099	$14,157	$6,498,883

John P. Rathbone	$2,789,877	$3,528,750	$152,560	$0	$6,471,187

Donald W. Seale	$2,789,877	$3,528,750	$181,725	$4,375	$6,504,727

1Represents the estimated dollar value of performance share units to be earned during the performance cycles ending December 31, 2009, and December 31, 2010, assuming a 87.2% earn-out, which was the actual earn-out for the performance cycle ended December 31, 2008, and in each case based on the $47.05 closing market price of our common stock on December 31, 2008. The amounts for the performance cycles ending December 31, 2009, and December 31, 2010, are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for retirement provisions under LTIP, we have included these amounts here as well.

2Represents the dollar value of restricted shares and restricted stock units based on the $47.05 closing market price of our common stock on December 31, 2008. These amounts are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for retirement provisions of LTIP and their LTIP award agreements, we have included these amounts here as well.

3Represents estimated retiree medical benefits for the Named Executive Officers and their eligible dependents.

4Represents the remaining cost of retiree life insurance policies as of December 31, 2008, which policy amounts are as follows: Mr. Moorman, $570,000; Mr. Tobias, $1,150,000; Mr. Hixon, $620,000; Mr. Manion, $460,000; Mr. Rathbone, $550,000; and Mr. Seale, $600,000.

Amounts above do not include the value of unexercised stock options held by the Named Executive Officers. See the Outstanding Equity Awards at Fiscal Year-End Table for a complete list of these options. Under retirement provisions contained in the LTIP agreements, each option held by the Named Executive Officers will expire at the end of the term for which the option was granted. But for these retirement provisions, all of their options would expire at the close of business on their last day of employment with us.

Death or Disability

Death

If the current Named Executive Officers had died on December 31, 2008, the Named Executive Officer’s spouse would have been eligible for the pension benefits disclosed in the Pension Benefit Table (reduced on account of the Named Executive Officer’s death) and the Named Executive Officer’s designated beneficiaries would have been eligible for the deferred compensation benefits disclosed in the Non-Qualified Deferred Compensation Table. In addition, each Named Executive Officer’s spouse and/or designated beneficiaries would have been eligible for the following benefits:

Name	Performance Share Units[1]	Restricted Stock and Restricted Stock Units[2]	Medical Benefits	Life Insurance Proceeds	Total[3]
Charles W. Moorman, IV	$10,256,900	$10,351,000	$61,052	$2,850,000	$23,518,952

Stephen C. Tobias	$4,102,760	$6,587,000	$53,154	$1,950,000	$12,692,914

Deborah H. Butler	$1,661,619	$853,958	$33,000	$1,395,000	$3,943,577

James A. Hixon	$2,789,877	$3,528,750	$78,434	$1,500,000	$7,897,061

Mark D. Manion	$2,789,877	$3,528,750	$81,607	$1,500,000	$7,900,234

John P. Rathbone	$2,789,877	$3,528,750	$71,906	$1,500,000	$7,890,533

Donald W. Seale	$2,789,877	$3,528,750	$97,234	$1,500,000	$7,915,861

James A. Squires	$1,846,242	$1,202,128	$87,905	$1,395,000	$4,531,275

1Represents the estimated dollar value of performance share units to be earned during the performance cycles ending December 31, 2009, and December 31, 2010, assuming a 87.2% earn-out, which was the actual earn-out for the performance cycle ended December 31, 2008, and in each case based on the $47.05 closing market price of our common stock on December 31, 2008. The amounts for the performance cycles ending December 31, 2009, and December 31, 2010, are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for death benefit provisions under LTIP, we have included these amounts here as well.

2Represents the dollar value of restricted shares and restricted stock units based on the $47.05 closing market price of our common stock on December 31, 2008. These amounts are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for death benefit provisions of LTIP and their LTIP award agreements, we have included these amounts here as well.

3In additional to the amounts listed in the table, if a Named Executive Officer died or was totally and permanently disabled for at least 12 months, in either case as a result of an accident that was covered under the insurance policy that provides benefits under the Executive Accident Plan, then the Named Executive Officer (in the case of disability) or his or her beneficiary (in the case of death) would receive a $400,000 lump sum payment from the insurance company.

Amounts above do not include the value of unexercised stock options held by the Named Executive Officers. See the Outstanding Equity Awards at Fiscal Year-End Table for a complete list of these options. Under death benefit provisions contained in the agreements, each option held by the Named Executive Officers will expire at the end of the term for which the option was granted. But for these death benefit provisions, all of their options would have expired at the close of business on their last day of employment with us.

Disability

If the current Named Executive Officers had become disabled on December 31, 2008, each of them other than Ms. Butler and Mr. Squires, could elect to retire and receive up to the benefits set forth above under “Retirement—Current Executive Officers.” For Ms. Butler and Mr. Squires and any other Named Executive Officer electing not to retire, each would be entitled to disability benefits in an amount equal to one-half of the Named Executive Officer’s base salary.

Under disability benefit provisions contained in LTIP and the LTIP agreements, each option held by the Named Executive Officers would expire at the end of the term for which the option was granted and the restrictions on each restricted share and restricted stock unit held by the Named Executive Officers would lapse upon the expiration of the applicable restriction period; but for these disability benefit provisions, the Named Executive Officers would forfeit all unexercised options and unvested restricted shares and restricted stock units. See the Outstanding Equity Awards at Fiscal Year-End Table for a complete list of options, restricted shares and restricted stock units held by the Named Executive Officers.

Termination for Any Other Reason

As noted above, each of the Named Executive Officers other than Ms. Butler and Mr. Squires was eligible to retire as of December 31, 2008; accordingly, had their employment been terminated by us or by them as of that date, each would have been entitled to the benefits set forth above under “Retirement—Current Executive Officers.” Because Ms. Butler and Mr. Squires each had at least 10 years of service as of December 31, 2008, had either terminated employment as of that date, each would have been eligible for either (i) the full amount of his or her accrued pension benefits disclosed in the Pension Benefits Table beginning at age 60, or (ii) an actuarially reduced amount of the pension benefits disclosed in the Pension Benefits Table beginning at age 55.

In addition to these pension benefits, each current Named Executive Officer would have been entitled to receive the deferred compensation benefits fully disclosed in the Nonqualified Deferred Compensation Table.

We also have a Severance Pay Plan. Under the Severance Pay Plan, if the current Named Executive Officers’ employment had been terminated as of December 31, 2008, due to the executive’s position being voluntarily eliminated or terminated in connection with downsizing or internal restructuring, or due to the executive’s position being involuntarily eliminated as a result of a position abolishment or a downsizing or internal restructuring, the Named Executive Officers would have been entitled to the following benefits:

•

two weeks of the executive’s annual base salary for each year of service up to a maximum of 80 weeks (but not in excess of twice the annual amount of the executive’s salary payable in the 12-month period preceding the executive’s severance date);

•

continued health care benefits for the executive and the executive’s eligible dependents until the earlier of (a) 12 months from the severance date, or (b) until those health care benefits would otherwise terminate under the continuation of coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA); and

•	outplacement assistance until the earlier of 90 days of employment of the Named Executive Officer by another employer.

If the current Named Executive Officers’ employment had been terminated by us for a reason other than as described above, then the Named Executive Officers would have been entitled to one week of the executive’s annual base salary for each year of service up to a maximum of 26 weeks, with the amount capped at two times the executive’s salary paid in the 12-month period preceding the executive’s severance date. The Named Executive Officers would not have been entitled to Severance Pay Plan benefits if terminated for reasons including, without limitation, the following: indictment, conviction of, or entering a plea of nolo contendere to any felony; commission of theft, fraud, or embezzlement, resulting in gain or personal enrichment; failure or refusal to substantially perform his or her duties for the Corporation (except where the failure results from his or her incapacity due to disability); commission of other conduct that the administrator of the Severance Pay Plan deems significantly detrimental to the interests of the Corporation as set forth in the Corporation’s written policies; being unable to substantially perform his or her duties because of a physical or mental condition, including a condition that entitles him or her to benefits under any sick pay or disability income policy or program; or refusing a nonagreement position by Norfolk Southern within the same department (at any location), whether or not he or she accepts that offer.

Directors’ Charitable Award Program Benefit

In addition to the benefits described above, Mr. Moorman continues to be entitled to nominate one or more tax-exempt institutions to receive up to $500,000 from Norfolk Southern following his death. We continue to pay the life insurance premiums we use to fund this program. See “Narrative to Non-Employee Director Compensation Table—Directors’ Charitable Award Program” above for more information regarding this program.

Non-Competition

In addition to restrictions imposed under our change-in-control agreements, certain awards under LTIP were—beginning in 2006—made subject to forfeiture in the event the Named Executive Officer “engages in competing employment” for a period of time following termination. For these purposes, “engages in competing employment” means working for or providing services to any of our competitors in North American markets in which we compete.

Future Severance Benefits Policy

In 2002, our Board of Directors agreed to abide by a stockholder approved proposal that future severance agreements with senior executives that exceed 2.99 times the sum of the executive’s base salary plus bonus require stockholder approval.

Compensation Committee Report

The Compensation Committee of our Board of Directors oversees our compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the fiscal year ended December 31, 2008, and our proxy statement to be filed in connection with our 2009 Annual Meeting of Stockholders, each of which will be filed with the SEC.

2008 Members of the Compensation Committee

Alston D. Correll, Chair

Daniel A. Carp, Member

Gene R. Carter, Member

Burton M. Joyce, Member

J. Paul Reason, Member

STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with SEC regulations and with our Bylaws. Any such proposal for the 2010 Annual Meeting of Stockholders must comply with applicable regulations and be received by the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219, as follows:

To be eligible for inclusion in our proxy statement and form of proxy, it must be received no later than November 24, 2009; or to be eligible to be presented from the floor for vote at the meeting (but not intended for inclusion in our proxy materials), it must be received during the period that begins December 5, 2009 and ends February 13, 2010.

By order of the Board of Directors,

HOWARD D. McFADDEN
Corporate Secretary

Appendix

PEER GROUP COMPANIES

Rail Industry Peer Group

BSNF Railway

Canadian National Railway

Canadian Pacific Railway

CSX

Kansas City Southern

Union Pacific

General Industry Peer Group

AFLAC	First Data	PNC Financial Services
Air Products and Chemicals	FirstEnergy	PPG Industries
Amazon.com	Fluor	PPL
Ameren	Fortune Brands	Praxair
American Electric Power	Freeport-McMoRan Copper & Gold	Principal Financial
American Standard	Genentech	Progress Energy
Ameriprise Financial	General Mills	Progressive
Amgen	Genworth Financial	Public Service Enterprise Group
Anadarko Petroleum	Harley-Davidson	Pulte Homes
A&P	Health Net	QUALCOMM
Applied Materials	Hilton Hotels	Quest Diagnostics
ARAMARK	H.J. Heinz	Qwest Communications
ArvinMeritor	Horizon Blue Cross Blue Shield of New Jersey	Reed Elsevier
Atmos Energy	Hovnanian Enterprises	Regions Financial
Automatic Data Processing	Huntsman	Reliant Resources
Ball	IAC/InterActive	Reynolds American
Baxter International	Independence Blue Cross	Rohm and Haas
BB&T	Ingersoll-Rand	Ryder System
Black & Decker	ITT—Corporate	SAFECO
Blue Cross Blue Shield of Florida	Jacobs Engineering	SAIC
Boston Scientific	Kaiser Foundation Health Plan	Schering-Plough
Burlington Northern Santa Fe	Kellogg	Seagate Technology
Calpine	KeyCorp	Sempra Energy
Campbell Soup	Kinder Morgan	Sherwin-Williams
Catholic Healthcare West	Lenovo	SLM
Celestica	Lincoln Financial	Smurfit-Stone Container
CenterPoint Energy	L-3 Communications	Southern Company Services
Chevron Phillips Chemical	Marriott International	Starbucks
CHS	Masco	State Street
Clear Channel Communications	McGraw-Hill	Sun Microsystems
CMS Energy	MeadWestvaco	SunTrust Banks
Colgate-Palmolive	Medtronic	Tenet Healthcare
ConAgra Foods	Monsanto	Tennessee Valley Authority
Consolidated Edison	Murphy Oil	Terex
CSX	National City	Texas Instruments
Dana	Navistar International	Textron
Devon Energy	NCR	Thomson Corporation
DIRECTV	NIKE	TXU
DTE Energy	Nortel Networks	Unum Group
Eastman Chemical	Northeast Utilities	U.S. Bancorp
Eastman Kodak	Northwest Airlines	VF
Eaton	NOVA Chemicals	Viacom
Edison International	ONEOK	Visteon
Embarq	Oracle	Williams Companies
EMC	Owens Corning	Xcel Energy
Entergy	Owens-Illinois	Yahoo!
EPCO	Pacific Gas & Electric	Yum! Brands
Federal-Mogul	Parker Hannifin
Fifth Third Bancorp	Pepco Holdings

Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR the following items, and this proxy card will be voted accordingly if no choice is specified:				The Board of Directors recommends a vote AGAINST the following item and this proxy card will be voted accordingly if no choice is specified:
	For All	Withhold For All	*Exceptions		FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS:	☐	☐	☐	3. Stockholder proposal concerning Corporate political contributions.	☐	☐	☐
Nominees-2012:
01 Daniel A. Carp 02 Steven F. Leer	03 Michael D. Lockhart 04 Charles W. Moorman			In addition, in their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.
*(Instructions: To withhold authority to vote for individual nominee(s), mark the “Exceptions” box and write the name(s) on the below blank line; proxy will be voted FOR remaining nominees.)

*Exceptions _______________________________________________________

2. Ratification of the appointment of KPMG LLP, independent registered public accounting firm, as Norfolk Southern’s independent auditors for the year ending December 31, 2009.		FOR AGAINST ABSTAIN ☐ ☐ ☐

Mark Here for Address ☐ Change SEE REVERSE

Signature	Signature	Date

Please sign exactly as the name appears hereon. If stock is held in names of joint owners, both should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or authorized representative, please indicate full title as such. Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

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NORFOLK SOUTHERN CORPORATION

THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 14, 2009

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints and authorizes Gerald L. Baliles, Alston D. Correll and Landon Hilliard, and each or any of them, proxy for the undersigned, with full power of substitution, to represent and vote all shares of Norfolk Southern common stock held by the undersigned with the same force and effect as the undersigned at the Annual Meeting of Stockholders of Norfolk Southern Corporation to be held at The Kimball Theatre, 428 West Duke of Gloucester Street, Williamsburg, Virginia, on Thursday, May 14, 2009, at 10:00 A.M., Eastern Daylight Time, and at any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated March 24, 2009, and to transact such other business as properly may come before such meeting(s).

The undersigned acknowledges receipt of the Notice and Proxy Statement dated in each case March 24, 2009. All other proxies heretofore given by the undersigned to vote shares of Norfolk Southern common stock are expressly revoked hereby.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND RATIFICATION OF KPMG AS INDEPENDENT AUDITORS AND AGAINST THE LISTED STOCKHOLDER PROPOSAL. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued, and to be MARKED, DATED AND SIGNED, on the other side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change (Mark the corresponding box on the reverse side)

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43876